PROSPECTUS SUPPLEMENT
(To Prospectus dated September 30, 1999)

                                  $175,000,000

                                     [LOGO]

                             SOVEREIGN BANCORP, INC.
                          8 5/8% Senior Notes due 2004
--------------------------------------------------------------------------------
This is an offering by Sovereign Bancorp, Inc. of its 8 5/8% Senior Notes due March 15, 2004. Interest is payable on the notes on March 15 and September 15 of each year, beginning September 15, 2001.

The notes will be obligations of our Company and will rank equally with all of our existing and future senior indebtedness. The notes will effectively rank junior to all existing and future liabilities of Sovereign Bank and our other subsidiaries, which conduct all of our operations.

Investing in the notes involves risks. "RISK FACTORS" begin on page S-__ of this prospectus supplement.

                                                   Per Note          Total
                                                   --------          -----
Public Offering Price...........................    99.886%       $174,800,500
Underwriting Discount...........................     1.125%       $  1,968,750
Proceeds to Company.............................    98.761%       $172,831,750

Interest on the notes will accrue from February 20, 2001 to the date of delivery.

The notes are not savings or deposit accounts of us or any of our subsidiaries, and the notes are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the notes on or about February 20, 2001, subject to conditions.

--------------------------------------------------------------------------------

                                 LEHMAN BROTHERS
February 9, 2001

         This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes. In this prospectus supplement, "we," "us" and "our" refer to Sovereign Bancorp, Inc. and "Sovereign" collectively refers to Sovereign Bancorp, Inc., Sovereign Bank and their other subsidiaries.

         You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement.

                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                                           Page
                                                                           ----
Forward-Looking Statements .................................................S-
Summary ....................................................................S-
Risk Factors ...............................................................S-
Use of Proceeds ............................................................S-
Our Ratio of Earnings to Fixed Charges .....................................S-
Capitalization .............................................................S-
Description of the Notes ...................................................S-
Underwriting ...............................................................S-
Experts ....................................................................S-
Legal Matters ..............................................................S-

                                   Prospectus

Prospectus Summary .........................................................2
Where You Can Find More Information ........................................4
Forward-Looking Statements .................................................5
Use of Proceeds ............................................................6
Our Ratio of Earnings to Fixed Charges .....................................6
Description of Common Stock. ...............................................7
Description of Preferred Stock .............................................7
Description of Depositary Shares ...........................................9
Description of Debt Securities .............................................12
Description of Warrants ....................................................24
Stock Purchase Contracts and Stock Purchase Units ..........................27
Description of Capital Securities ..........................................27
Description of Trust Preferred Securities and Trust Guarantees .............31
Certain Tax Considerations .................................................34
Plan of Distribution .......................................................34
ERISA Considerations .......................................................36
Legal Matters ..............................................................36
Experts ....................................................................36

                           FORWARD-LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. The presentations, and certain of the other disclosure in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference, including any statements preceded by, followed by or that include the words "may," "could," "should," "will," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," "assume" or similar expressions constitute forward-looking statements.

         These forward-looking statements implicitly and explicitly include the assumptions underlying the statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality and other financial data and performance ratios.

         Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations, and other forward-looking statements:

         o the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

         o the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

         o  inflation, interest rate, market and monetary fluctuations;

         o our ability to successfully integrate the assets, liabilities, customers, systems, and management we acquire into our operations;

         o our timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

         o the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

         o  technological changes;

         o  changes in consumer spending and savings habits;

         o  regulatory or judicial proceedings; and

         o  the other risks set forth under "Risk Factors."

         If one or more of the factors affecting our forward-looking statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus supplement and the accompanying prospectus. Therefore, we caution you not to place undue reliance on our forward-looking statements.

         We do not intend to update our forward-looking information and statements, whether written or oral, to reflect change. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                                     SUMMARY

         The following summary contains basic information about this offering. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus, and the other documents we refer to for a more complete understanding of this offering. In addition, we incorporate important business and financial information in this prospectus supplement and the accompanying prospectus by reference.


                             Sovereign Bancorp, Inc.

         We are a holding company for our principal subsidiary, Sovereign Bank. Our business consists primarily of attracting deposits from our network of community banking offices, and originating small business and middle market commercial and asset-based loans, consumer and residential mortgage loans and home equity lines of credit in eastern Pennsylvania, New Jersey, Delaware and New England. As of December 31, 2000, we had consolidated assets of $33.5 billion, deposits of $24.5 billion and stockholders' equity of $1.9 billion.

                                  Risk Factors

         Potential investors should carefully consider all of the information in this prospectus supplement and the accompanying prospectus. In particular, potential investors should evaluate the specific factors under "Risk Factors" for risks involved with a purchase of the notes.

                               Recent Developments

2000 Results
------------

         For the year ended December 31, 2000, we reported unaudited operating earnings of $239.9 million ($1.15 per fully diluted share), cash earnings (operating earnings before amortization of intangible assets and ESOP related expense) of $308.6 million ($1.48 per fully diluted share) and a net loss of $30.2 million ($.13 per fully diluted share). Operating earnings include certain one-time tax benefits and exclude special charges for one-time restructuring and merger-related costs. Restructuring and merger-related costs include organizational restructuring charges, securities losses related to balance sheet restructuring, systems and integration charges related to recent acquisitions, expenses related to a non-solicitation agreement with FleetBoston, and the impact on net interest income and shares outstanding from early issuance of certain debt and equity instruments issued to finance the New England Acquisition. The net impact of the tax benefits and special charges for the year ended December 31, 2000 was $243.8 million after-tax and for the quarter ended December 31, 2000 were $50.7 million after-tax. At December 31, 2000, non-performing loans as a percentage of total assets were 0.54%, and the allowance for loan losses was 1.17% as a percentage of total loans and 143% as a percentage of non-performing loans. In addition, we repaid and prepaid over $225 million of our indebtedness during 2000.

Recent Sale of Common Stock
---------------------------

         On February 5, 2001, we sold 20 million shares of our common stock and received net proceeds of approximately $150 million. We intend to apply the net proceeds from the sale of our common stock, together with $90 million of the proceeds from the sale of the notes, to the repayment of $240 million of senior debt which matures on March 15, 2001.

Senior Credit Facility
----------------------

         We have a syndicated senior secured credit facility arranged in December 1999 by Salomon Smith Barney and Lehman Brothers in anticipation of our New England Acquisition. There is presently $350 million outstanding under this facility. In connection with this facility, we agreed, among other things, not to issue additional funded debt, except funded debt the entire proceeds of which are used to refinance existing debt. The holders of the senior secured notes have recently amended the credit facility to permit us to issue the notes.

                                  The Offering

Issue...........................     We will issue $175,000,000 aggregate
                                     principal amount of Sovereign Bancorp's
                                     8 5/8% Senior Notes due         , 2004.

Maturity Date...................     March 15, 2004

Interest Payment Dates..........     We will pay interest on the notes in
                                     arrears on each September 15 and March 15, commencing September 15, 2001.

Interest Rate...................     The notes will bear interest at a rate per
                                     annum of 8 5/8% from February 20, 2001.

Mandatory Redemption............     Upon a continuing event of default, the
                                     trustee or holders of not less than 25% in principal amount of the notes may require us to redeem the notes. The redemption price in the case of mandatory redemption will be equal to the aggregate principal amount of the notes, plus accrued and unpaid interest to the date of redemption.
                                     See "Description of the Notes--Events of Default."

Sinking Fund....................     None.

Ranking.........................     The notes will be unsecured senior
                                     obligations. The notes will rank:

                                     o equal with any existing and future
                                       senior debt, and

                                     o senior to any existing and future
                                       subordinated debt.

                                     At December 31, 2000, we had approximately
                                     $1.360 billion of funded debt outstanding, $770 million of which was senior unsecured debt and $590 million of which was senior secured debt.

                                     After giving effect to the issuance of the notes, together with the issuance of $150 million of our common stock on February 5, 2001, and the use of the proceeds therefrom, there will be $1.295 billion of funded debt outstanding, of which $945 million will be senior unsecured debt and $380 million will be senior secured debt.

                                     Our obligations under the notes are
                                     effectively subordinated to all existing and future obligations of our subsidiaries, including Sovereign Bank's obligation to depositors. See "Risk Factors-- A deterioration in Sovereign Bank's financial condition, results of operations or cash flow could adversely affect our ability to pay principal or interest on our indebtedness and dividends on our common or preferred stock." and "Risk Factors-- Our holding company structure also restricts the ability of the Bank to provide funds to us and to pay dividends and make debt payments."

                                     During the period during which the notes are outstanding, we will not have the right to amend the Indenture under which the notes are being issued or the terms of the notes in a way which adversely affects the holders of the notes or which waives an event of default without the consent of holders of at least a majority in aggregate principal amount of the notes. See "Description of the Notes--Modification and Waiver."

Guarantees......................     The notes will be guaranteed on an
                                     unsecured senior basis by certain of our future material domestic subsidiaries, excluding banking institutions and their subsidiaries and certain special purpose entities. See "Description of the
                                     Notes-Subsidiary Guaranties."

Change of Control...............     Upon a change of control, as defined under
                                     the indenture for the notes, you will have the right to require us to repurchase all or a portion of your notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest. See
                                     "Description of the Notes-Repurchase at the Option of Holders Upon a Change of
                                     Control."

Certain Covenants...............     The indenture for the notes limits our
                                     ability to, among other things:

                                     o incur additional debt;

                                     o make loans and investments;

                                     o pay dividends or other distributions to
                                       stockholders;

                                     o create additional liens on our assets;

                                     o restrict distributions from subsidiaries;

                                     o engage in transactions with our
                                       affiliates;

                                     o consolidate, merge or transfer all or
                                       substantially all our assets; or

                                     o change lines of business.

                                     All of these limitations will be subject to a number of important qualifications. The covenants will not restrict Sovereign Bank from assuming deposit liabilities, making loans, advances and other investments, incurring debt or liens or otherwise operating in the ordinary course of business. See "Description of the Notes-Certain Covenants."

Use of Proceeds.................     We estimate the net proceeds from the
                                     offering will be approximately $173
                                     million. We will use approximately $90
                                     million of the proceeds from the sale of the notes, together with the $150 million net proceeds from the issuance of 20 million shares of our common stock on February 5, 2001, to repay in full when due, our outstanding 6 5/8% Senior Notes due March 15, 2001, and the remaining $83 million will be used for general corporate purposes, including supporting Sovereign
                                     Bank. See "Use of Proceeds."

                                  Risk Factors

         You should carefully consider all information included or incorporated by reference in this prospectus supplement and accompanying prospectus. In particular, you should carefully consider the risks described below before purchasing the notes. These are not the only risks and uncertainties we face. Additional risks and uncertainties which we currently consider immaterial or which are not yet known to us may also impair our financial condition, results of operations or prospects.

         We significantly increased our level of debt in connection with our New England Acquisition and our tangible equity at the holding company level is limited, which could adversely affect our future flexibility.

         In order to finance the New England Acquisition, we incurred a significant amount of debt at the holding company level. This could adversely impact our ability to meet regulatory requirements and to provide capital to Sovereign Bank to meet the Bank's regulatory requirements, respond to economic downturns or cushion a deterioration in the Bank's operating results. This could also adversely affect our ability to finance our growth, repurchase our stock, refinance our outstanding debt, complete acquisitions with cash or debt, or react to certain changes in our operating environment.

         A deterioration in Sovereign Bank's financial condition, results of operations or cash flow could adversely affect our ability to pay principal or interest on our indebtedness and dividends on our common or preferred stock.

         Our only source of cash to pay dividends to our stockholders and make payments on our debt are dividends and other distributions from Sovereign Bank, which are limited, among other things, by the level of Sovereign Bank's capital, liquidity, earnings and related regulatory capital and other requirements.

         A significant deterioration in Sovereign Bank's financial condition, earnings or cash flow, as a result of an economic downturn and a corresponding decrease in credit quality or otherwise, could limit Sovereign Bank's ability to pay cash dividends to us, which, in turn, would limit our ability to pay our debt service and trust preferred expense or to pay dividends on our equity securities.

         Our holding company structure also restricts the ability of the Bank to provide funds to us and to pay dividends and make debt payments.

         Federal banking laws, regulations and policies also limit Sovereign Bank's ability to pay dividends and make other distributions to us. Sovereign Bank must obtain prior OTS approval to declare a dividend or make any other capital distribution if, after such dividend or distribution, Sovereign Bank's total distributions to us within that calendar year would exceed 100% of its net income during the year plus retained net income for the prior two years, Sovereign Bank would not meet capital levels imposed by the OTS in connection with any order, including the OTS order applicable to the New England Acquisition, as amended (the "OTS Order"), or if Sovereign Bank is not adequately capitalized at the time. In addition, OTS prior approval would be required if Sovereign Bank's examination or CRA ratings fall below certain levels or Sovereign Bank is notified by the OTS that it is a problem association or an association in troubled condition. Also, even if prior OTS approval is not required, Sovereign Bank must give the OTS 30 days prior notice of the declaration of any dividend to us. The Office of Thrift Supervision may deny an application for approval for any capital distribution that it determines would constitute an unsafe or unsound practice. In addition, as a holding company, our rights and the rights of our creditors to participate in the assets of Sovereign Bank upon any liquidation, receivership or reorganization will be subject to the prior claims of Sovereign Bank's creditors, including Sovereign Bank's depositors. Thus, a significant deterioration of Sovereign Bank's capital, earnings or cash flow could limit or prevent Sovereign Bank from paying cash dividends to us which, in turn, would limit our ability to pay our debt service, pay trust preferred expense or pay dividends on our equity securities.

         Our indebtedness places restrictions on us which may limit our operating flexibility and our ability to pay dividends.

         The debt we incurred in connection with the New England Acquisition imposes material restrictions on us. These restrictions may limit us in engaging in certain transactions, including the following:

         o  certain types of mergers or consolidations;

         o  paying dividends or other distributions to our stockholders;

         o  making investments;

         o  selling assets;

         o  repurchasing our common stock;

         o  borrowing additional money;

         o  transactions with affiliates; and

         o  granting liens.

         These restrictions could limit our ability to obtain additional debt to provide capital to support Sovereign Bank, repurchase stock, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment. Certain of our indebtedness - our syndicated credit facility - also requires us to observe a number of financial covenants, the breach of which, absent waiver or amendment, could have a material adverse effect on us, and is also secured by a pledge of Sovereign Bank's stock. This means that our ability to pledge the stock of Sovereign Bank to secure other obligations is limited. The stock of Sovereign Bank is also pledged to secure an additional $240 million of presently outstanding senior debt due March 15, 2001.

         An economic downturn may lead to a deterioration in our asset quality and adversely affect our earnings and cash flow.

         Our business faces various material risks, including credit risk and the risk that the demand for our products will decrease. In a recession or other economic downturn, these risks would probably become more acute. In an economic downturn, our credit risk and litigation expense will increase. Also, decreases in consumer confidence, real estate values, interest rates and investment returns, usually associated with a downturn, could combine to make the types of loans we originate less profitable.

         Changing interest rates may adversely affect our profits.

         To be profitable, we must earn more money from interest on loans and investments we make than the interest we pay to our depositors and lenders and cover the cost of our operations. If interest rates rise, our net interest income could be negatively affected if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest earned on interest-earning assets, such as loans, mortgage-related securities, and other investment securities. This would cause our net income to go down. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the value of our investment securities. If interest rates decline, however, our loans and investments may be prepaid earlier than expected, which may also lower our income. Interest rates do and will continue to fluctuate, and we cannot predict future Federal Reserve Board actions or other factors that will cause rates to change.

         We experience intense competition for loans and deposits.

         Competition among financial institutions in attracting and retaining deposits and making loans is intense. Traditionally, our most direct competition for deposits has come from commercial banks, savings and loan associations and credit unions doing business in our areas of operation. Recently, we have experienced increasing competition for deposits from nonbanking sources, such as money market mutual funds and corporate and government debt securities. Competition for loans comes primarily from commercial banks, savings and loan associations, consumer finance companies, insurance companies and other institutional lenders. We compete primarily on the basis of the price at which products are offered, and on customer service. A number of institutions with which we compete have greater assets and capital than we do and, thus, are better able to compete on the basis of price than we are.

         We are subject to substantial regulation which could adversely affect our business and operations.

         As a financial institution, we are subject to extensive regulation, which materially affects our business. Statutes, regulations and policies to which we and Sovereign Bank are subject may be changed at any time, and the interpretation and the application of these laws and regulations by our regulators is also subject to change. There can be no assurance that future changes in regulations or in their interpretation or application will not adversely affect us. The OTS Order contains conditions which require us to meet and maintain various capital ratios and liquidity at both the holding company and bank levels. Failure to meet these requirements could have a material adverse effect on us and the Bank, absent waiver or amendment. In the past, Congress has considered legislation in various forms which would require savings and loan associations, such as Sovereign Bank, to convert their charters to national bank charters. In the absence of appropriate "grandfathering" or "phase in" provisions, legislation eliminating Sovereign Bank's charter would have a material adverse effect on us and Sovereign Bank because, among other things, the regulatory capital and accounting treatment for bank holding companies and savings and loan holding companies is different. In addition, recent legislative proposals contemplate a transfer of jurisdiction over holding companies of savings and loan associations from the Office of Thrift Supervision to the Federal Reserve Board, which could elect to impose bank holding company regulations on us. If we were presently subject to the regulations governing bank holding companies, we would not meet applicable capital requirements and, as a result, we would be required to raise additional equity or reduce the size of Sovereign Bank on terms that may not be economically advantageous. In addition, our ability to engage in nonbanking activities in the future would be materially curtailed. We cannot determine if, when, or in what form such legislation may eventually be enacted. The regulatory agencies having jurisdiction over banks and thrifts have under consideration a number of possible rulemaking initiatives which impact on bank and thrift and bank and thrift holding company capital requirements. Adoption of one or more of these proposed rules could have an adverse effect on us and Sovereign Bank.

         Existing federal regulations limit our ability to increase our commercial loans. We are required to maintain 65% of our assets in residential mortgage loans and certain other loans, including small business loans. We also cannot have more than 10% of our assets in large commercial loans, 10% in small business loans, or more than four times our capital in commercial real estate loans. A small business loan is one with an original loan amount of less that $1 million, while a large commercial loan is anything larger than that. Because commercial loans generally yield interest income which is higher than residential mortgage loans, the amount of our interest income could be adversely affected by these provisions. If the growth of our commercial loan portfolio continues at its current rate, we may exceed these regulatory limitations, requiring us either to reduce the size of our commercial loan portfolio or take other actions which may adversely affect our net interest income.

         We may need to attract additional management.

         We have historically maintained a flat management structure. Although we attracted and retained key, experienced management in connection with the New England Acquisition, we may need to attract and retain additional management to successfully operate the integrated company. The failure to do so could adversely affect our ability to effectively manage our larger and more diverse bank.

         Increased commercial lending could adversely affect our credit quality and operating results.

         Commercial loans present a higher degree of credit risk than residential mortgage loans and result in a higher level of charge-offs and loan loss reserves. Our commercial loan portfolio as a percentage of total loans has grown from 7.9% at December 31, 1994 to 36% at December 31, 2000. A downturn in the national economy or in one or more of the regional economies we serve could have a material adverse effect on our credit quality and litigation expense, and therefore our earnings.

         Our ability to incur additional debt could adversely affect our ability to repay the notes.

         You will be in the same position as the creditors of our other senior unsecured debt. We are not obligated to repay the notes prior to repaying any of our other senior unsecured debt. You should also understand that the Indenture permits us and our subsidiaries to borrow additional funds. As a result, any new senior unsecured debt that we incur will have the same repayment priority as the notes, and any senior secured debt will rank higher than the notes to the extent that it is secured by collateral.

         At December 31, 2000, we had approximately $1.360 billion of funded debt, $770 million of which was senior unsecured debt and $590 million of which was senior secured debt. After giving effect to the issuance of the notes, together with the issuance of $150 million of our common stock on February 5, 2001, and the use of the proceeds therefrom, there will be $1.295 billion of funded debt outstanding, of which $945 million will be senior unsecured debt and $350 million will be senior secured debt.

         Additionally, the Indenture permits our subsidiaries, including Sovereign Bank, to borrow funds. The agreements under which our subsidiaries borrow funds may restrict the amount of money that they may pay to us. Furthermore, if any of our subsidiaries is dissolved, liquidated or reorganized, then the claims of those subsidiaries' creditors (including depositors) generally are first in right of payment as compared to our claims to the assets of our subsidiaries, thereby limiting the proceeds that would be paid to us. As of December 31, 2000, the aggregate indebtedness (including deposit liabilities and Federal Home Loan Bank advances, but excluding accounts payable and accrued expenses, deferred income taxes and other liabilities) of Sovereign Bank and all of our other subsidiaries was approximately $29 billion.

         There is no present public market for the notes.

         The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making at anytime without notice. We cannot give any assurance as to the liquidity of the trading market for the notes. The notes will not be listed on any securities exchange.

                                 USE OF PROCEEDS

         Our proceeds from the offering of the notes will be approximately $173 million without giving effect to the out-of-pocket expenses we will incur in connection with the offering. We will use approximately $90 million of the proceeds from this offering, together with the approximately $150 million of proceeds from the sale of 20 million shares of our common stock on February 5, 2001, to repay in full when due our outstanding 6 5/8% Senior Unsecured Notes due March 15, 2001, in the aggregate principal amount of $240 million. We plan to use the remaining proceeds from the offering of the notes for general corporate purposes, including supporting Sovereign Bank.

         Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing securities.

                     OUR RATIO OF EARNINGS TO FIXED CHARGES

         We computed our ratio of earnings to fixed charges by dividing earnings by fixed charges on a consolidated basis. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings.

                                               Nine Months Ended
                                                 September 30,                          Year Ended December 31,
                                               -----------------    --------------------------------------------------------
                                            2000(2)      1999        1999         1998        1997         1996        1995
                                            ----         ----        ----         ----        ----         ----        ----
Ratio of Earnings to Fixed Charges
     Excluding interest on deposits(1)...    --          1.58x       1.47x        1.48x       1.44x        1.49x       1.89x
     Including interest on deposits(1)...    --          1.32x       1.27x        1.24x       1.22x        1.22x       1.29x

----------
(1) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest (which includes amortization of deferred financing costs), a portion of rental expense attributable to interest expense related to a sale/leaseback transaction involving certain leased locations of Sovereign Bank, and one-third of other rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.

(2) GAAP earnings were inadequate to cover fixed charges by $89.3 million for the nine month period ended September 30, 2000.

                                 CAPITALIZATION

         The following table sets forth our consolidated capitalization as of September 30, 2000, and as adjusted to give effect to the sale of the notes and the sale of 20 million shares of common stock on February 9, 2001 and our use of the estimated net proceeds from such sales. The table should be read in conjunction with our consolidated financial statements and the accompanying notes thereto incorporated by reference in the Prospectus.

                                                                              As of September 30, 2000
                                                                                          As Adjusted for the Notes
                                                                                             and the Common Stock
                                                                         Actual                   Offering(1)
                                                                         ------                   --------
                                                                               (dollars in thousands)
Long-Term Debt
   Senior credit facility..............................                 $  350,000                   $  350,000
   8.625% senior notes.................................                          -                      174,801
   10.25% senior notes.................................                    200,000                      200,000
   10.50% senior notes.................................                    500,000                      500,000
   6.625% senior notes.................................                    239,941                            -
   8.00% subordinated medium-term notes................                     49,956                       49,956
   8.50% subordinated debentures.......................                     19,990                       19,990
                                                                          --------                     --------
     Total long-term debt..............................                  1,359,887                    1,294,747

Mandatorily redeemable capital securities
  ("Trust Preferred Securities") and other minority
  interest in subsidiaries ............................                    455,491                      455,491

Stockholders' Equity
   Preferred stock; 7,500,000 shares authorized;
     none issued and outstanding, actual and as
     adjusted..........................................                          -                            -
Common stock, no par value; 400,000,000
     shares authorized; 231,318,004 shares
     issued, actual; 251,318,004 shares issued,
     as adjusted.......................................                  1,258,137                    1,407,137
Warrants...............................................                     91,500                       91,500
Unallocated common stock held by ESOP;
   4,856,254 shares....................................                    (36,295)                     (36,295)
Treasury stock, at cost; 406,606 shares................                     (3,695)                      (3,695)
Accumulated other comprehensive income.................                    (90,700)                     (90,700)
Retained earnings......................................                    683,223                      683,223
                                                                         ---------                     --------
   Total stockholders' equity..........................                  1,902,170                    2,051,170
                                                                        ----------                   ----------
   Total capitalization................................                 $3,717,548                   $3,801,408
                                                                       ==========                   ==========

------------------
(1) As adjusted to give effect to the offering of the notes and the common stock. Proceeds are net of estimated expenses of the offering of the notes and the common stock.

         Federal law requires institutions regulated by the Office of Thrift Supervision to have a minimum leverage capital ratio equal to 3% of tangible assets and 4% of risk-adjusted assets, and a risk-based capital ratio equal to 8%. Federal law also requires OTS regulated institutions to have a minimum tangible capital equal to 2% of total tangible assets. The OTS Order requires Sovereign Bank to be "Well Capitalized" and also to meet certain other capital ratio requirements and other conditions. Various agreements with our lenders also require us to cause Sovereign Bank to be "Well Capitalized" at all times and in compliance with all regulatory requirements. To be "well capitalized", Sovereign Bank must maintain a Tier 1 Leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of 6% and total risk based capital of 10%. As of December 31, 2000, Sovereign Bank was classified as well-capitalized and was in compliance with the conditions and capital requirements discussed above. Management expects that Sovereign Bank will continue to be classified as well-capitalized and in compliance with such capital requirements and conditions. Although OTS capital regulations do not apply to savings and loan holding companies, the OTS Order requires us to maintain certain Tier 1 capital levels. We are presently in compliance with this requirement and expect to remain as such.

                            DESCRIPTION OF THE NOTES

         You can find the definitions of certain terms used in this description under the subheading "Certain Definitions". In this description, the words "Company" and "we" refer only to Sovereign Bancorp, Inc. on an unconsolidated basis and not to any of its subsidiaries.

         The terms of the 8 5/8% Senior Notes due 2004 are described below. The notes are described in the prospectus that follows this prospectus supplement. The provisions described below supplement, and to the extent they conflict they supersede, the information in the prospectus with respect to the notes.

         The Company will issue the notes under the indenture dated as of February 1, 1994 (the "Existing Indenture"), between the Company and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as Trustee, which is filed as an exhibit to the registration statement of which this prospectus supplement is a part, and under the second supplemental indenture dated as of February 15, 2001 (the "Supplemental Indenture", and together with the Existing Indenture, the "Indenture"), between the Company and the Trustee. The Indenture is governed by the Trust Indenture Act of 1939. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

         We urge you to read the Indenture because it, and not this description, defines your rights as a holder of these notes. A copy of the form of Supplemental Indenture will be filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

         The Company will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The notes will be issued as a separate series of senior debt securities under the Indenture, and accordingly will vote as a separate series from other series of senior debt securities on matters under the Indenture.

Principal, Maturity and Interest

         The notes will mature on March 15, 2004. We can issue a maximum of $200 million aggregate principal amount of the notes.

         Interest on the notes will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2001. The Company will pay interest to those persons who were holders of record on the March 1 and September 1 immediately preceding each interest payment date.

         Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The notes will be:

         o  senior unsecured obligations of the Company;

         o equal in ranking as to payment ("pari passu") with all existing and future senior debt of the Company;

         o senior in right of payment to all existing and future subordinated debt of the Company; and

         o guaranteed on a senior unsecured basis by the Company's Material Domestic Subsidiaries that are not banking institutions, or subsidiaries thereof, or special purpose entities. At present the Company has no such Material Domestic Subsidiaries. Sovereign Bank and its subsidiaries are banking institutions and will not be Subsidiary Guarantors.

         At December 31, 2000, we had approximately $1.360 billion of funded debt, $770 million of which is senior unsecured debt and $590 of which is senior secured debt. After giving effect to the issuance of the notes, together with the issuance of $150 million of our common stock on February 5, 2001, and the use of the proceeds therefrom, there will be $1.295 billion of funded debt outstanding, of which $945 million will be senior unsecured debt and $350 million will be senior secured debt.

         The Company only has a stockholder's claim in the assets of Sovereign Bank and the Company's other subsidiaries. This stockholder's claim is junior to the claims that creditors of the Company's subsidiaries have against those subsidiaries, including in the case of Sovereign Bank, its depositors, the Federal Deposit Insurance Corporation and the Federal Home Loan Bank. Holders of the notes will only be creditors of the Company and of those subsidiaries that may become Subsidiary Guarantors, if any. Holders will not be creditors of Sovereign Bank or its subsidiaries where most of the Company's consolidated assets are located. In the case of Sovereign Bank and the other subsidiaries that also are not Subsidiary Guarantors, all the existing and future liabilities of such subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

         All the operations of the Company are conducted through Sovereign Bank and other subsidiaries. Therefore, the Company's ability to service its debt, including the notes, is dependent upon the earnings of Sovereign Bank and the other subsidiaries, and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's subsidiaries to pay dividends and make loans and advances to it. In particular, dividends by Sovereign Bank are restricted under the laws and regulations applicable to savings associations and savings and loan holding companies. The Company will not be able to use the earnings of Sovereign Bank and those other subsidiaries subject to distribution restrictions to make payments on the notes, except to the extent the restrictions are satisfied. Furthermore, under certain circumstances, bankruptcy, "fraudulent conveyance" laws or other similar laws could invalidate any future Subsidiary Guaranties. If this were to occur, the Company would also be unable to use the earnings of future Subsidiary Guarantors, if any, to the extent they face restrictions on distributing funds to the Company. Any of the situations described above could make it more difficult for the Company to service its debt.

         The total balance sheet liabilities (excluding deposits) of the Company's subsidiaries, including Sovereign Bank, as of December 31, 2000, excluding unused commitments made by lenders, were $4.8 billion.

         The Company's subsidiaries also have other liabilities and commitments, including contingent and other off-balance sheet liabilities, that may be significant. The Indenture contains limitations on the amount of additional Debt which the Company and its Subsidiaries (except Sovereign Bank and any other Depository Institution or Subsidiary of a Depository Institution) may Incur. However, the amounts of such Debt could be substantial and may be Incurred either by Sovereign Bank and the Company's other subsidiaries, as well as by future Subsidiary Guarantors, if any.

         The notes are unsecured obligations of the Company and will be unsecured obligations of any future Subsidiary Guarantors. Secured Debt of the Company and any Subsidiary Guarantors will be effectively senior to the notes to the extent of the value of the assets securing such Debt. In particular, debt under the Company's senior credit facility is secured by a pledge of the stock of Sovereign Bank (but not its subsidiaries). As a result, debt under the senior credit facility will be effectively senior to the notes to the extent of the value of such security.

         As of December 31, 2000, after giving effect to the use of the proceeds from this offering, the outstanding secured Debt of the Company will be approximately $350 million. See "Risk Factors--Our holding company structure also restricts the ability of the Bank to provide funds to us and to pay dividends and make debt payments," "--Our indebtedness places restrictions on us which may limit our operating flexibility and our ability to pay dividends."

Sinking Fund

         There will be no mandatory sinking fund payments for the notes.

Repurchase at the Option of Holders Upon a Change of Control

         Upon the occurrence of a Change of Control, each holder of notes shall have the right to require the Company to repurchase all or any part of such holder's notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

         Within 45 days following any Change of Control (the "Change of Control Notice Date"), the Company shall:

            (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States, and

            (b) send, by first-class mail, with a copy to the Trustee, to each holder of notes, at such holder's address appearing in the Security Register, a notice stating:

                  (1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all notes timely tendered will be accepted for payment;

                  (2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

                  (3) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

                  (4) the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

         The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by reason of such compliance.

         The Change of Control repurchase feature is a result of negotiations between the Company and the Underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

         The Company's senior credit facility may prohibit the Company from purchasing any notes prior to certain dates, and may also provide that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under such credit facility. Other future debt of the Company may contain similar prohibitions or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to holders of notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing debt of the Company and may constitute a default under other future debt as well. The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "--Amendments and Waivers."

Certain Covenants

         Covenant Suspension. During any period of time that:

            (a) the notes have Investment Grade Ratings from both S&P and Moody's and

            (b) no Default or Event of Default has occurred and is continuing under the Indenture,

the Company and the Subsidiaries will not be subject to the following provisions of the Indenture:

         o  "--Limitation on Debt",

         o  "--Limitation on Restricted Payments",

         o  "--Limitation on Restrictions on Distributions from Subsidiaries",

         o  "--Limitation on Transactions with Affiliates",

         o clause (x) of the third paragraph (and such clause (x) as referred to in the first paragraph) of "--Designation of Restricted and Unrestricted Subsidiaries",

         o  "--Limitation on Company's Business" and

         o clauses (e) and (f) of the first and second paragraphs of "--Merger, Consolidation and Sale of Property"

(collectively, the "Suspended Covenants"). In the event that the Company and the Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of S&P and/or Moody's withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Subsidiaries will thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of the covenant described below under "--Limitation on Restricted Payments" as though, for purposes of determining whether new Restricted Payments can be made after such time, such covenant had been in effect during the entire period of time from the Issue Date.

         Limitation on Debt. The Company shall not, and shall not permit any Subsidiary to, Incur, directly or indirectly, any Debt; provided, however, that the foregoing shall not prohibit the Incurrence of the following Debt:

            (a) Debt of the Company evidenced by the notes and of any Subsidiary Guarantors evidenced by Subsidiary Guaranties relating to the notes;

            (b) Debt outstanding on the Issue Date not otherwise described in clause (a), (c), (d), (e), (g), (h), (i) or (j);

            (c) Debt of the Company or any Subsidiary Guarantor if, immediately after giving pro forma effect to the Incurrence of such Debt and the application of the proceeds thereof, the outstanding aggregate principal amount of Debt of the Company and its Subsidiaries on a consolidated basis (other than Debt Incurred pursuant to clause (j)) would not exceed an amount equal to the Adjusted Consolidated Net Worth of the Company

            (d) Subordinated Obligations of the Company or any Subsidiary Guarantor if, immediately after giving pro forma effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 3.00 to 1.00; provided, however, that such Debt (A) shall have a Stated Maturity that is no earlier than the Stated Maturity of the notes and (B) shall have an Average Life equal to or greater than the remaining Average Life of the notes;

            (e) Debt under any Credit Facilities, provided that the aggregate principal amount of all such Debt at any one time outstanding shall not exceed $500 million; and provided further that the aggregate principal balance of Debt that may be outstanding at any one time under such Credit Facilities shall be permanently reduced to the extent that the amount of credit available under such Credit Facilities is, by the terms of any such Credit Facility then in effect, permanently reduced as a result of one or more Asset Sales.

            (f) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a), (b), (c), (d), (g) or (h);

            (g) Debt of a Subsidiary outstanding on the date on which such Subsidiary was acquired by the Company or otherwise became a Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time such Subsidiary was acquired by the Company or otherwise became a Subsidiary and after giving pro forma effect to the Incurrence of such Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (c) of this covenant;

            (h) Subordinated Obligations Incurred by the Company and Debt Incurred by any special purpose trust pursuant to the issuance by such special purpose trust of trust preferred securities (including Subordinated Obligations Incurred or trust preferred securities issued pursuant to a remarketing of Debt permitted pursuant to this clause (h), provided such remarketing is in accordance with the original terms of such Debt);

            (i) in the case of a Financial Services Subsidiary, any Debt issued by such Financial Services Subsidiary in the ordinary course of funding its assets if, immediately after giving pro forma effect to the Incurrence of such Debt and the application of the proceeds thereof, (A) the outstanding aggregate principal amount of Debt Incurred by such Financial Services Subsidiary would not exceed an amount equal to the Consolidated Total Assets of such Financial Services Subsidiary, and (B) the amount of the Consolidated Total Assets and Consolidated Net Worth of all the Financial Services Subsidiaries on a combined basis would not exceed 2.5% of the Company's Consolidated Total Assets and Consolidated Net Worth, respectively (all determinations pursuant to this clause
(i) shall be made as of the end of the Company's most recent fiscal quarter ending at least 45 days prior to the date of such Incurrence); and

            (j) Debt of any Subsidiary that is a Depository Institution or a Subsidiary of a Depository Institution, including Sovereign Bank.

         Notwithstanding anything to the contrary contained in this covenant,

                  (1) the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the notes or the applicable Subsidiary Guaranty, as the case may be, to at least the same extent as such Subordinated Obligations, and

                  (2) the Company shall not permit any Subsidiary that is not a Subsidiary Guarantor to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company or any Subsidiary Guarantor.

         Limitation on Restricted Payments. The Company shall not make, and shall not permit any Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

            (a) a Default or Event of Default shall have occurred and be continuing, or

            (b) any Subsidiary that is a Depository Institution does not qualify as "well capitalized" under Section 28 of the FDIA (or any successor provision) and the regulations of the OTS thereunder, or

            (c) the Consolidated Common Shareholders' Tangible Equity of Sovereign Bank as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment was less than the Minimum Tangible Common Equity Amount as of the end of such fiscal quarter, or

            (d) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since November 15, 1999 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

                  (1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from October 1, 1999 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

                  (2) Capital Stock Sale Proceeds, plus

                  (3) the sum of:

                           (A) the aggregate net cash proceeds received by the
Company or any Subsidiary from the issuance or sale after November 15, 1999 of convertible or exchangeable Debt (excluding trust preferred securities issued by Sovereign Capital Trust II) that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

                           (B) the aggregate amount by which Debt (excluding
trust preferred securities issued by Sovereign Capital Trust II) of the Company or any Subsidiary is reduced on the Company's consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

                           (x) any such Debt issued or sold to the Company or a
                  Subsidiary or an Unrestricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary or an Unrestricted Subsidiary for the benefit of their employees, and

                           (y) the aggregate amount of any cash or other
                  Property distributed by the Company or any Subsidiary upon any such conversion or exchange, plus

                  (4) an amount equal to the sum of:

                           (A) the net reduction in Investments in any Person
other than the Company or a Subsidiary resulting from dividends, repayments of loans or advances or cash proceeds from transfers of Property, in each case to the Company or any Subsidiary from such Person plus,

                           (B) the portion (proportionate to the Company's
equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted subsidiary in such Person.

         Notwithstanding the foregoing limitation, the Company or any Subsidiary or any Unrestricted Subsidiary may:

            (a) pay dividends on Capital Stock of the Company within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such payment shall be included in the calculation of the amount of Restricted Payments;

            (b) purchase, repurchase, redeem, legally defease, acquire or retire for value (i) Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an Unrestricted Subsidiary or an employee stock ownership plan or trust established by the Company or any such Subsidiary or Unrestricted Subsidiary for the benefit of their employees) or
(ii) trust preferred securities or related Subordinated Obligations in connection with a remarketing and issuance of trust preferred securities or related Subordinated Obligations in an aggregate principal amount not greater than the original trust preferred securities or related Subordinated Obligations; provided, however, that, in the case of clause (i) or (ii):

                  (1) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

                  (2) the Capital Stock Sale Proceeds from such exchange or sale (other than from the exercise of warrants in connection with a remarketing of trust preferred securities or related Subordinated Obligations) shall be excluded from the calculation pursuant to clause (d)(2) above;

            (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

            (d) make other Restricted Payments, including Restricted Payments of the type described in clauses (a), (b) and (c), in an aggregate annual amount not to exceed $25 million; provided, however, that at the time of such payment, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such payment shall be included in the calculation of the amount of Restricted Payments.

         Limitation on Liens. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the notes or any applicable Subsidiary Guaranty will be secured by such Lien equally and ratably with (or prior to) all other Debt of the Company or any Subsidiary secured by such Lien.

         Limitation on Restrictions on Distributions from Subsidiaries. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Subsidiary to:

            (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Subsidiary,

            (b) make any loans or advances to the Company or any other Subsidiary or

            (c) transfer any of its Property to the Company or any other Subsidiary.

         The foregoing limitations will not apply:

                  (1) with respect to clauses (a), (b) and (c), to restrictions:

                           (A) in effect on the Issue Date,

                           (B) relating to Debt of a Subsidiary and existing at
the time it became a Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company, or

                           (C) that result from the Refinancing of Debt Incurred
pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause
(3)(A) or (B) below, provided such restriction is no less favorable to the holders of notes than those under the agreement evidencing the Debt so Refinanced, or

                           (D) effectively imposed by any governmental agency
having regulatory supervision over Sovereign Bank or any other Subsidiary, or

                           (E) relating to Debt of a Financial Services
Subsidiary Incurred pursuant to clause (i) of the covenant described under "--Limitation on Debt",

                  (2) with respect to clause (a) only, to restrictions relating to any Qualified Preferred Stock issued after November 15, 1999, and

                  (3) with respect to clause (c) only, to restrictions:

                           (A) relating to Debt that is permitted to be Incurred
and secured without also securing the notes or any applicable Subsidiary Guaranty pursuant to the covenants described under "--Limitation on Debt" and "--Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt,


                           (B) encumbering Property at the time such Property
was acquired by the Company or any Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,

                           (C) resulting from customary provisions restricting
subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, or

                           (D) customary restrictions contained in asset sale
agreements limiting the transfer of such Property pending the closing of such sale.

         Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless:

            (a) the terms of such Affiliate Transaction are:

                  (1) set forth in writing, and

                  (2) no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company,

            (b) if such Affiliate Transaction involves aggregate payments or value in excess of $5 Million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a)(2) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee, and

            (c) if such Affiliate Transaction involves aggregate payments or value in excess of $25 Million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and its Subsidiaries, taken as a whole.

         Notwithstanding the foregoing limitation, the Company or any Subsidiary may enter into or suffer to exist the following:

            (a) any transaction or series of transactions between the Company and one or more Subsidiaries or between two or more Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Subsidiary is owned by an Affiliate of the Company (other than a Subsidiary);

            (b) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments" or any Permitted Investment;

            (c) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

            (d) loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Subsidiary, as the case may be, provided that such loans and advances do not exceed $25 Million in the aggregate at any one time outstanding; and

            (e) any transaction or series of transactions, in connection with a securitization of assets of the Company, any Subsidiary or any Unrestricted Subsidiary, (i) between the Company and one or more Subsidiaries or Unrestricted Subsidiaries, (ii) between two or more Subsidiaries or Unrestricted Subsidiaries, or (iii) between one or more Subsidiaries and Unrestricted Subsidiaries.

         Limitation on Company's Business. The Company shall not, and shall not permit any Subsidiary, to, directly or indirectly, engage in any business other than the Banking Business.

         Subsidiary Guarantors. The Company shall cause each Material Domestic Subsidiary to execute and deliver to the Trustee a Subsidiary Guaranty, unless such Material Domestic Subsidiary is a banking institution, a subsidiary of a banking institution or a special purpose entity established for the purpose of issuing trust preferred securities or engaging in the securitization of assets.

Notwithstanding the foregoing, any Subsidiary that enters into a Guarantee or otherwise Incurs Debt under a Credit Facility, in either case pursuant to clause
(e) of the covenant described under "--Limitation of Debt", shall, at such time, execute and deliver to the Trustee a Subsidiary Guaranty obligating such Subsidiary under the Indenture and the notes to the same extent and for so long as such Subsidiary is so obligated under such Credit Facility.

         Tax Sharing Agreement. The Company shall not, and shall not permit any Subsidiary to, terminate, amend, modify or waive any provisions of the Tax Sharing Agreement or enter into any other tax allocation, sharing or similar agreement; provided, however, that:

            (a) any provision of the Tax Sharing Agreement may be terminated, amended, modified or waived (i) to the extent required by any governmental agency having regulatory supervision over Sovereign Bank or any other Subsidiary of the Company or (ii) if such termination, amendment, modification or waiver does not materially adversely affect the Company, any Subsidiary Guarantor or their rights, benefits or obligations under the Tax Sharing Agreement; and

            (b) the Company or any Subsidiary may enter into such other tax agreement with any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries or Unrestricted Subsidiaries but only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company and its Subsidiaries, provided that such agreement does not materially adversely affect the Company, any Subsidiary Guarantor or their rights, benefits or obligations under the Tax Sharing Agreement as in effect at such time.

         Maintenance of Status of Subsidiaries as Insured Depository Institutions; Capital Maintenance. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect the status of each of its Subsidiaries that is a Depository Institution as an insured depository institution and do all things necessary to ensure that savings accounts of each such Subsidiary are insured by the FDIC or any successor organization up to the maximum amount permitted by 12 U.S.C. Section 1811 et seq. and the regulations thereunder or any succeeding federal law, except as to individual accounts or interests in employee benefit plans that are not entitled to "pass-through" insurance under 12 U.S.C. Section 1812(a)(1)(D).

              The Company shall cause Sovereign Bank to maintain or exceed the status of a "well capitalized" institution as defined in the FDIA and OTS regulations.

              Designation of Restricted and Unrestricted Subsidiaries. For purposes of this "Description of notes", the term "Subsidiary" has the same meaning as "Restricted Subsidiary", except for below and in a few related provisions where the term "Restricted Subsidiary" is used. The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

            (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, and

                (1) the Subsidiary to be so designated has total assets of $1,000 or less, or

                (2) such designation is effective immediately upon such entity becoming a Subsidiary of the Company.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

         Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Subsidiary Guaranty previously made by such Restricted Subsidiary.

         The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

            (x) the Company could Incur at least $1.00 of additional Debt pursuant to both clauses (c) and (d) of the covenant described under "--Limitation on Debt", and

            (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

         Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate that:

            (a) certifies that such designation or redesignation complies with the foregoing provisions, and

            (b) gives the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

Subsidiary Guaranties

         The obligations of the Company under the Indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a senior, unsecured basis, by any future Material Domestic Subsidiaries of the Company that are not banking institutions, or subsidiaries thereof, or special purpose entities established for the purpose of issuing trust securities or engaging in the securitization of assets.

         Neither Sovereign Bank nor any of the Company's other existing subsidiaries is a Subsidiary Guarantor. All the present operations of the Company are conducted through Sovereign Bank and other subsidiaries, and Sovereign Bank and such subsidiaries hold, at present, virtually all the Company's consolidated assets.

         If the Company sells or otherwise disposes of either:

                (1) its ownership interest in any Subsidiary Guarantor, or

                (2) all or substantially all the assets of any Subsidiary Guarantor, such Subsidiary Guarantor would be released from all its obligations under its Subsidiary Guaranty.

In addition, if the Company redesignates a Subsidiary Guarantor as an Unrestricted Subsidiary, which the Company can do under certain circumstances, the redesignated Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty. See "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and "--Merger, Consolidation and Sale of Property".

         If any Subsidiary Guarantor makes payments under its Subsidiary Guaranty, each of the Company and the other Subsidiary Guarantors, if any, must contribute their share of such payments. The Company's and the other Subsidiary Guarantors' shares of such payment will be computed based on the proportion that the net worth of the Company or the relevant Subsidiary Guarantor represents relative to the aggregate net worth of the Company and all the Subsidiary Guarantors combined.

Merger, Consolidation and Sale of Property

         The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

            (a) the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

            (b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

            (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

            (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

            (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under both clauses (c) and (d) of the covenant described under "--Certain Covenants-- Limitation on Debt";

            (f) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have an Adjusted Consolidated Net Worth in an amount which is not less than the Adjusted Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions;

            (g) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied; and

            (h) the Surviving Person shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction or series of transactions and will be subject to Federal income tax on the same amounts and at the same times as would be the case if the transaction or series of transactions had not occurred.

         The Company shall not permit Sovereign Bank, or any of its Subsidiaries, or any Subsidiary Guarantor (each a "Specified Party") to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into such Specified Party) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions (other than to the company or any subsidiary) unless:

            (a) the Surviving Person (if not such Specified Party) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

            (b) solely in the case of such a transaction involving a Subsidiary Guarantor, the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by Subsidiary Guaranty in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty;

            (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Specified Party, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

            (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

            (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company would be able to Incur at least $1.00 of additional Debt under both clauses (c) and (d) of the covenant described under "--Certain Covenants--Limitation on Debt";

            (f) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company shall have an Adjusted Consolidated Net Worth in an amount which is not less than the Adjusted Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and

            (g) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such Subsidiary Guaranty, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

         The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture (or of the Subsidiary Guarantor under the Subsidiary Guaranty, as the case may be), but the predecessor Company in the case of:

            (a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or

            (b) a lease,

shall not be released from any of the obligations or covenants under the Indenture, including with respect to the payment of the notes.

SEC Reports

         Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

Events of Default

         Events of Default in respect of the notes include:

                (1) failure to make the payment of any interest on the notes when the same becomes due and payable, and such failure continues for a period of 30 days;

                (2) failure to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, mandatory redemption, optional redemption, required repurchase or otherwise;

                (3) failure to comply with the covenant described under "--Merger, Consolidation and Sale of Property" or with any covenant or agreement in the Pledge and Escrow Agreement;

                (4) failure to comply with any other covenant or agreement in the notes or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

                (5) a default under any Debt by the Company or any Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

                (6) any judgment or judgments for the payment of money in an aggregate amount in excess of $50.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Subsidiary and that shall not be waived, satisfied or discharged for any period of 45 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");

                (7) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions");

                (8) any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (the "guaranty provisions"); and

                (9) failure of the Company or its Wholly Owned Subsidiaries to own 100% of the Voting Stock or common stock (or Capital Stock convertible into Voting Stock or common stock) of Sovereign Bank ("the ownership provisions").

         A Default under clause (4) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

         The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

         If an Event of Default with respect to the notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

         Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

         No holder of notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

            (a) such holder has previously given to the Trustee written notice of a continuing Event of Default,

            (b) the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, and

            (c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

         However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.

Amendments and Waivers

         Subject to certain exceptions, the Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding note) with the consent of the registered holders of at least a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note, no amendment may, among other things,

                (1) reduce the amount of notes whose holders must consent to an amendment or waiver,

                (2) reduce the rate of or extend the time for payment of interest on any note,

                (3) reduce the principal of or extend the Stated Maturity of any note,

                (4) make any note payable in money other than that stated in the note,

                (5) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes or any Subsidiary Guaranty,

                (6) subordinate the notes or any Subsidiary Guaranty to any other obligation of the Company or the applicable Subsidiary Guarantor,

                (7) release any security interest that may have been granted in favor of the holders of the notes other than pursuant to the terms of such security interest,

                (8) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to such Change of Control Offer, or

                (9) make any change in any Subsidiary Guaranty that would adversely affect the holders of the notes.

         Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to:

         o cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture,

         o provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

         o add additional Guarantees with respect to the notes or to release Subsidiary Guarantors from Subsidiary Guaranties as provided by the terms of the Indenture,

         o secure the notes or add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company,

         o make any change that does not adversely affect the rights of any holder of the notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act, and

         o provide for the issuance of additional notes in accordance with the Indenture.

         The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each registered holder of the notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

     The Company at any time may terminate all its obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Company at any time may terminate:

                (1) its obligations under the covenants described under "--Repurchase at the Option of Holders Upon a Change of Control" and "--Certain Covenants",

                (2) the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the guaranty provisions and the ownership provisions described under "--Events of Default" above, and

                (3) the limitations contained in clauses (e) and (f) under the first paragraph of, and in the second paragraph of, "--Merger, Consolidation and Sale of Property" above ("covenant defeasance").

         The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "--Certain Covenants"), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "--Events of Default" above or because of the failure of the Company to comply with clauses (e) and (f) under the first paragraph of, or with the second paragraph of, "--Merger, Consolidation and Sale of Property" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty.

         The legal defeasance option or the covenant defeasance option may be exercised only if:

            (a) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the notes to maturity or redemption, as the case may be;

            (b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the notes to maturity or redemption, as the case may be;

            (c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under "--Events of Default" occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

            (d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

            (e) such deposit does not constitute a default under any other agreement or instrument binding on the Company;

            (f) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

            (g) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that:

                (1) the Company has received from the Internal Revenue Service a ruling, or

                (2) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

            (h) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

            (i) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the Indenture.

Governing Law

         The Indenture and the notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

         BNY Midwest Trust Company is the Trustee under the Indenture.

         Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

         The Trustee serves as trustee under indentures for other debt of the Company and as Rights Agent under the Company's Rights Agreement, described in the prospectus in "Description of Capital Securities-- Shareholder Rights Plan".

Certain Definitions

         Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

         "Adjusted Consolidated Net Worth" means, as of any date of determination, the Consolidated Net Worth of the Company as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to such date of determination; provided, however, that pro forma effect shall be given
(x) to any of the following that shall have occurred since the end of the relevant fiscal quarter or that shall occur simultaneously with or immediately following the transaction giving rise to the need to calculate Adjusted Consolidated Net Worth and (y) to the use of any proceeds of such transaction to effect any of the following (in each case without duplication and as if the following had occurred on the last day of such fiscal quarter):

            (a) issuances and sales of Capital Stock by the Company or any Subsidiary,

            (b) Investments in (by merger or otherwise) or acquisitions of any Subsidiary or any Person that becomes a Subsidiary as a result of such Investment or acquisition or in Property which constitutes all or substantially all of an operating unit of a business,

            (c) Restricted Payments and Permitted Investments, and

            (d) Asset Sales.

         "Affiliate" of any specified Person means:

            (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

            (b) any other Person who is a director or executive officer of:

                (1) such specified Person,

                (2) any Subsidiary (or in the case of the Company, any Subsidiary or Unrestricted Subsidiary) of such specified Person, or

                (3) any Person described in clause (a) above.

For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenant described under "--Certain Covenants--Limitation on Transactions with Affiliates", "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

         "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) in excess of $5 million taken individually (or with respect to a series of related transactions taken as a whole) by the Company or any Subsidiary, including any disposition by means of a merger, consolidation or similar transaction, of:

            (a) any shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), or

            (b) any other assets of the Company or any Subsidiary outside of the ordinary course of business of the Company or such Subsidiary.

         "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination,

            (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation", and

            (b) in all other instances, the greater of:

                (1) the Fair Market Value of the Property subject to such Sale and Leaseback Transaction, and

                (2) the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

         "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

            (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

            (b) the sum of all such payments.

         "Banking Business" means (i) owning the Capital Stock of Sovereign Bank, (ii) engaging in, or owning the Capital Stock of any other Subsidiaries or Unrestricted Subsidiaries engaged in, activities permissible for subsidiaries of a bank holding company or a savings and loan holding company under federal and state law at the time then applicable to the Company, its Subsidiaries and Unrestricted Subsidiaries and (iii) the holding of Permitted Investments.

         "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "--Certain Covenants--Limitation on Liens", a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

         "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

         "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary or Unrestricted Subsidiary or an employee stock ownership plan or trust established by the Company or any such Subsidiary or any such Unrestricted Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after November 15, 1999, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "Change of Control" means the occurrence of any of the following events:

            (a) if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

            (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of not less than two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

            (c) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company; or (d) a sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly (other than to the Company or any Wholly Owned Subsidiary) in any one transaction or series of transactions, in either case occurring outside the ordinary course of business, of more than 75% of the assets or 75% of the deposit liabilities of Sovereign Bank shown on the consolidated balance sheet of Sovereign Bank as of the end of the most recent fiscal quarter ending at least 45 days prior to such transaction (or the first transaction in any such series of transactions); provided, however, that for purposes of this clause (d) if the Company at any time holds any assets other than (1) the Capital Stock of Sovereign Bank and (2) Temporary Cash Investments, such other assets shall be deemed to be assets of Sovereign Bank and to have been reflected on such consolidated balance sheet; provided, further, that a pledge by the Company of the shares of Sovereign Bank owned by the Company to secure Debt Incurred under any Credit Facility or Debt existing on the date hereof requiring security on a basis pari passu with any Credit Facility will not, absent any action to realize such pledge, constitute a Change of Control, provided such pledge and Incurrence is otherwise in accordance with the covenants described under "--Certain Covenants--Limitation on Debt" and "--Limitation on Liens".

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

         "Consolidated Common Shareholders' Tangible Equity" means, as of any date of determination, the total amount shown for shareholders' tangible equity determined pursuant to Office of Thrift Supervision guidelines and any successor requirements thereto on a consolidated balance sheet of Sovereign Bank and its Subsidiaries as at such date, less any amounts included therein attributable to, without duplication, Preferred Stock held by Persons other than the Company and its Subsidiaries.

         "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of:

            (a) the aggregate amount of Earnings Available for Fixed Charges for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to

            (b) Consolidated Interest Expense that is anticipated to accrue during a period consisting of the fiscal quarter in which such determination date occurs and the three fiscal quarters immediately subsequent thereto (based upon the pro forma amount and maturity of, and interest payments in respect of, Debt of the Company and the Subsidiaries expected by the Company to be outstanding on such determination date), assuming for the purposes of this measurement the continuation of market interest rates prevailing on such determination date and base interest rates in respect of floating interest rate obligations equal to the base interest rates on such obligations in effect as of such determination date, provided that, if the Company or any of the Subsidiaries is a party to any Interest Rate Agreement that would have the effect of changing the interest rate on any Debt of the Company or any of the Subsidiaries for such four-quarter period (or a portion thereof), the rate resulting therefrom shall be used for such four-quarter period or portion thereof, provided further that any Consolidated Interest Expense with respect to Debt so Incurred or Repaid by the Company or any Subsidiary during the fiscal quarter in which such determination date occurs shall be calculated on a pro forma basis as if such Debt was Incurred or Repaid on the first day of such fiscal quarter.

         In addition, pro forma effect shall be given to any of the following that shall have occurred since the beginning of the four quarter historical period so preceding such determination date, or that shall occur simultaneously with or immediately following the determination date, as if the following had occurred on the first day of such period: (i) Investments in (by merger or otherwise) or acquisitions of any Subsidiary or any Person that becomes a Subsidiary as a result of such Investment or acquisition or in Property which constitutes all or substantially all of an operating unit of a business and (ii) Asset Sales.

         "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Subsidiaries,

            (a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

            (b) amortization of debt discount and debt issuance cost, including commitment fees,

            (c) capitalized interest,

            (d) non-cash interest expense,

            (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

            (f) net costs associated with Hedging Obligations (including amortization of fees),

            (g) Disqualified Stock Dividends,

            (h) Preferred Stock Dividends,

            (i) interest Incurred in connection with Investments in discontinued operations,

            (j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Subsidiary, and

            (k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

         Notwithstanding the foregoing, interest expense or other amounts Incurred in the ordinary course of business by banking institutions or Financial Services Subsidiaries shall not be included as part of Consolidated Interest Expense.

         "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries and Unrestricted Subsidiaries, less, without duplication, the amounts of Preferred Stock Dividends declared or accrued during such period in respect of any Preferred Stock of Subsidiaries and Unrestricted Subsidiaries held by Persons other than the Company and its Wholly Owned Subsidiaries (to the extent not already deducted from Consolidated Net Income); provided, however, that there shall not be included in such Consolidated Net Income:

            (a) any net income (loss) of any Person (other than the Company) if such Person is not a Subsidiary, except that:

                (1) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (c) below), and

                (2) the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

            (b) for purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries and Unrestricted Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition,

            (c) any net income of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company (other than restrictions contained in any Qualified Preferred Stock) except that:

                (1) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Subsidiary during such period (or, in the case of a Depository Institution, that could as of such date of determination be distributed with respect to such period, provided that the Company is not aware of any foreseeable negative changes to its ability to make such distributions) to the Company or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause), and

                (2) the Company's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income,

            (d) any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries and Unrestricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business (excluding, solely for the purposes of the covenant described under "--Certain Covenants--Limitation of Restricted Payments," any gain in connection with a sale of insured deposits),

            (e) any extraordinary gain or loss,

            (f) the cumulative effect of a change in accounting principles,

            (g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock), and

            (h) for purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, any interest payments made by the Company or any Subsidiary to a special purpose trust that is a Subsidiary (and if such Subsidiary is not a Wholly Owned Subsidiary, such amount shall be on a pro rata basis) on Debt of the Company or such Subsidiary to the extent such trust uses such proceeds to make dividends, distributions or other payments which are Restricted Payments.

         Notwithstanding the foregoing, for purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (d)(4) thereof.

         "Consolidated Net Worth" means, in respect of any Person, the total of the amounts shown on the consolidated balance sheet of such Person and its Subsidiaries as:

            (a) the par or stated value of all outstanding Capital Stock of such Person, plus

            (b) paid-in capital or capital surplus relating to such Capital Stock, plus

            (c) any retained earnings or earned surplus, less:

                (1) any accumulated deficit, and

                (2) any amounts attributable to Disqualified Stock.

         "Consolidated Total Assets" means, in respect of any Person, as of any date of determination, the amount that would appear on a consolidated balance sheet of such Person and its consolidated Subsidiaries as the total assets of such Person and its Subsidiaries.

         "Credit Facilities" means, with respect to the Company or any Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans or trade letters of credit, in each case together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

         "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

         "Debt" means, with respect to any Person on any date of determination (without duplication):

            (a) the principal of and premium (if any and then only to the extent then due and payable) in respect of:

                (1) debt of such Person for money borrowed, and

                (2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

            (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

            (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

            (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

            (e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

            (f) all obligations of the type referred to in clauses (a) through
(e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

            (g) all obligations of the type referred to in clauses (a) through
(f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

            (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

                (1) zero if such Hedging Obligation has been Incurred solely for the purpose of managing risk in the ordinary course of business and not for speculative purposes, including (i) interest, currency, commodity, liquidity, credit, prepayment and other risks, (ii) reducing borrowing costs, or (iii) converting any elements of indebtedness from one form to another (collectively, "Ordinary Course Hedges"), or

                (2) the notional amount of such Hedging Obligation which is not an Ordinary Course Hedge.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Depository Institution" shall have the meaning attributed thereto in
Section 3(c)(1) of the FDIA, 12 U.S.C. Section 1813(c)(1), or a similar definition under any successor statute.

         "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

            (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

            (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

            (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause
(a), (b) or (c), the first anniversary of the Stated Maturity of the notes.

         "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

         "Earnings Available for Fixed Charges" means, for any period, an amount equal to, for the Company and its consolidated Subsidiaries, the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

            (a) the provision for taxes based on income or profits or utilized in computing net loss,

            (b) Consolidated Interest Expense, and

            (c) amortization of intangibles.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and amortization of, a Subsidiary shall be added to Consolidated Net Income to compute Earnings Available for Fixed Charges only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only, in the case of any Subsidiary, if a corresponding amount would be permitted at the date of determination to be dividended or paid to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its shareholders.

         "Eligible Investments" shall mean (i) investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof; (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iii) repurchase obligations with a term of not more than 60 days for (x) underlying securities of the types described in clause (i) above, or (y) underlying agency, asset backed, mortgage backed, or corporate securities maturing within 365 days of the date of deposit into escrow and rated AAA or the equivalent thereof by at least one of S&P or Moody's, in either case, entered into with (a) a bank meeting the qualifications described in clause (ii) above, or (b) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York; (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's and "A-1" (or higher) according to S&P; and (v) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the Company's option, provided that: (a) the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), and (b) such obligations mature within 180 days of the date of acquisition thereof.

         "Exchange Act" means the Securities Exchange Act of 1934.

         "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, if such Property has a Fair Market Value in excess of $50.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

         "Financial Services Subsidiary" means any Subsidiary of the Company (other than a Depository Institution or a Subsidiary of a Depository Institution) which conducts any financial asset origination, securitization, financing or servicing business or any other financial services business.

         "Foreign Subsidiary" means any Subsidiary or Unrestricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

         "GAAP" means United States generally accepted accounting principles as in effect on November 15, 1999, including those set forth:

            (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

            (b) in the statements and pronouncements of the Financial Accounting Standards Board,

            (c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

            (d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

            (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

            (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include:

                (1) endorsements for collection or deposit in the ordinary course of business, or

                (2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of "Permitted Investment".

The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

         "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

         "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "--Certain Covenants--Limitation on Debt", amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

              "Independent Financial Advisor" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

              "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

              "Investment" by any Person means any direct or indirect loan (other than loans or advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable or loans receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For the purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments", "--Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment", "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

            (a) the Company's "Investment" in such Subsidiary at the time of such redesignation, less

            (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

         In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

         "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

         "Issue Date" means the date on which the notes are initially issued.

         "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

         "Material Domestic Subsidiary" means any Significant Subsidiary other than (a) a Foreign Subsidiary or (b) a Subsidiary or Unrestricted Subsidiary of a Foreign Subsidiary or (c) an Unrestricted Subsidiary.

         "Minimum Tangible Common Equity Amount" means, as of the end of any fiscal quarter, an amount equal to $1.0 billion.

         "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

         "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President or the Principal Accounting Officer (so long as such Principal Accounting Officer is at least a Senior or Executive Vice President) of the Company.

         "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer, principal financial officer or principal accounting officer (so long as such principal accounting officer is at least a Senior or Executive Vice President of the Company) of the Company, and delivered to the Trustee.

         "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

         "Permitted Investment" means any Investment by the Company or a Subsidiary in:

            (a) the Company, any Subsidiary or any Person that will, upon the making of such Investment, become a Subsidiary, provided that the primary business of such Subsidiary is the Banking Business;

            (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Subsidiary, provided that such Person's primary business is Banking Business;

            (c) Temporary Cash Investments;

            (d) receivables owing to the Company or a Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Subsidiary deems reasonable under the circumstances;

            (e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

            (f) loans and advances to officers, directors and employees made in the ordinary course of business consistent with past practices of the Company or such Subsidiary, as the case may be, provided that such loans and advances in the aggregate do not exceed $25 million at any one time outstanding;

            (g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Subsidiary or in satisfaction of judgments;

            (h) Investments in the ordinary course of business by any Subsidiary that is a banking institution or a Financial Services Subsidiary or a Subsidiary of a banking institution or a Financial Services Subsidiary (to the extent it would be permitted, under applicable laws and regulations, to make such Investment) in any Person other than an Affiliate of the Company (other than an Unrestricted Affiliate, a Subsidiary of the Company or a Person that would become an Unrestricted Affiliate or a Subsidiary as a result of such Investment); and

            (i) other Investments made for a price not greater than Fair Market Value that do not exceed $50 million outstanding at any one time in the aggregate.

         "Permitted Liens" means:

            (a) Liens to secure Debt permitted to be Incurred under clause (e) of the covenant described under "--Certain Covenants--Limitation on Debt", provided that any such Lien is limited to the Capital Stock of Wholly Owned Subsidiaries, including Sovereign Bank;

            (b) Liens created under negative pledge provisions of the indentures for the Company's senior notes outstanding on the Issue Date, but only to the extent required by such provisions as in effect on the Issue Date;

            (c) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

            (d) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

            (e) Liens on the Property of the Company or any Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Subsidiaries taken as a whole;

            (f) Liens on Property at the time the Company or any Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Subsidiary;

            (g) Liens on the Property of a Person at the time such Person becomes a Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary;

            (h) pledges or deposits by the Company or any Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

            (i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

            (j) Liens existing on November 15, 1999 not otherwise described in clauses (a) through (i) above or clause (k), (m) or (n) below;

            (k) Liens not otherwise described in clauses (a) through (j) above or clause (m) or (n) below on the Property of any Subsidiary that is not a Subsidiary Guarantor to secure any Debt permitted to be Incurred by such Subsidiary pursuant to the covenant described under "--Certain Covenants--Limitation on Debt" (including Liens to secure Debt permitted to be Incurred under such covenant by a Depositary Institution) or to secure any other obligation of such Subsidiary;

            (l) Liens on the Property of the Company or any Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (f), (g), or (j) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

                (1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (f), (g) or (j) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture, and

                (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Subsidiary in connection with such Refinancing; and

            (m) Liens not otherwise described in clauses (a) through (l) above or (n) below on the Property of a Financial Services Subsidiary to secure any Debt permitted to be Incurred by such Subsidiary pursuant to the covenant described under "--Certain Covenants--Limitation on Debt"; and

            (n) Liens securing Ordinary Course Hedges.

         "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

            (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

                (1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

                (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

            (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

            (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

            (d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include (x) Debt of a Subsidiary or Unrestricted Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Company or a Subsidiary Guarantor or (y) Debt of the Company or a Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

         "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person. Preferred Stock includes Disqualified Stock, Qualified Preferred Stock, Trust Preferred Stock and any other trust preferred securities issued by special purpose trusts.

         "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary. The amount of any such dividend except with respect to Trust Preferred Stock or any other trust preferred securities issued by special purpose trusts shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

         "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with
Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

         "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

         "Qualified Preferred Stock" means any Preferred Stock of any Subsidiary (other than Trust Preferred Stock and any other trust preferred securities issued by special purpose trusts) which meets the requirements set forth below:

            (a) such Preferred Stock is not Disqualified Stock;

            (b) the terms of such Preferred Stock do not impose any consensual restriction on the ability of the issuer thereof to pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, to the Company or any other Subsidiary, except for restrictions to the effect that:

                (i) dividends and distributions on common stock or other capital stock of the issuer may not be declared or paid or set apart for payment at any time when the issuer has not declared and paid any dividends or distributions on such Preferred Stock which are required to be declared and paid as a precondition to dividends or distributions on other capital stock of the issuer;

                (ii) distributions upon the liquidation, dissolution or winding up of the issuer, whether voluntary or involuntary ("Liquidating Distributions"), may not be made on the common stock or other capital stock of the issuer at any time when such Preferred Stock is entitled to receive Liquidating Distributions which have not been paid; and

                (iii) dividends and distributions on common stock or other capital stock of the issuer may not be declared or paid or set apart for payment at any time when such Preferred Stock is required to be, but has not been, redeemed, repurchased, converted, exchanged or otherwise paid pursuant to provisions which meet the requirements of clause (a) above; and

            (c) the terms of such Preferred Stock do not impose any consensual restriction on the ability of the issuer thereof to: (i) pay any Debt or other obligation owed to the Company or any other Subsidiary, (ii) make any loans or advances to the Company or any other Subsidiary or (iii) transfer any of its Property to the Company or any other Subsidiary, except, in any such case, any restriction permitted under "--Certain Covenants--Limitations on Restrictions on Distributions from Subsidiaries" (other than under clause (2) thereof).

         "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. Debt shall be considered to have been Repaid only to the extent that the related loan commitment, if any, shall have been permanently reduced in connection therewith.

         "Restricted Payment" means:

            (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Subsidiary), except for any dividend or distribution that is made solely to the Company or a Subsidiary (and, if such Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution or portion thereof payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

            (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock (including Trust Preferred Stock and any other trust preferred securities issued by special purpose trusts or warrants issued by the Company in connection therewith, and including redemptions in connection with a remarketing of such securities) of the Company or any Subsidiary (other than from the Company or a Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

            (c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (excluding the purchase, repurchase or other acquisition of any Subordinated Obligation (other than a Subordinated Obligation covered by clause (e) below) purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

            (d) any Investment (other than Permitted Investments) in any Person; or

            (e) any payment or purchase, repurchase, redemption, acquisition or retirement for value by the Company or any Subsidiary of any Debt issued to any special purpose trust of the Company in connection with the issuance by such trust of trust preferred securities (including Trust Preferred Stock, provided, however, that if the corresponding dividend, distribution or other payment by the trust on its trust preferred securities of the proceeds so received from the Company or such Subsidiary would otherwise constitute a Restricted Payment, the amount of such proceeds shall only be counted once as a Restricted Payment.

         "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

         "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such Property to another Person and the Company or a Subsidiary leases it from such Person.

         "Securities Act" means the Securities Act of 1933.

         "Significant Subsidiary" means any Subsidiary or Unrestricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission or any successor provision to such Rule.

         "Sovereign Bank" means Sovereign Bank, a federal savings bank, and any successor thereto.

         "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred.

         "Subordinated Obligation" means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on November 15, 1999 or thereafter Incurred) that is subordinate or junior in right of payment to the notes or the applicable Subsidiary Guaranty pursuant to a written agreement to that effect.

         "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

            (a) such Person,

            (b) such Person and one or more Subsidiaries of such Person, or

            (c) one or more Subsidiaries of such Person.

         Unless otherwise specified, or as required by the context in the definition of the term "Investment," the term "Subsidiary" or "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

         "Subsidiary Guarantor" means any Person that becomes a Subsidiary Guarantor pursuant to the covenant described under "--Certain
Covenants--Subsidiary Guarantors".

         "Subsidiary Guaranty" means a Guarantee on the terms set forth in the Indenture by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

         "Tax Sharing Agreement" means the Tax Allocation Agreement dated July 7, 1995, among Sovereign Bancorp, Inc., and Sovereign Bank, FSB, Sovereign Investment Corporation, First Lancaster Financial Corporation, Land Asset-303 Fairview Corporation, Land Asset-33 Sampson Corporation, Land Asset-2-4 Gregory Court Corporation, 201 Associates, Inc., Sovereign Financial Associates, Sovereign Financial Securities, Inc., Sovereign Financial Insurance Agency, Inc., C.S. Service Corporation and Jersey Shore Financial Services, Inc., as amended, waived or otherwise modified from time as permitted by the covenant described under "--Certain Covenants--Tax Sharing Agreement".

         "Temporary Cash Investments" means any of the following:

            (a) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

            (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $250 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

            (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

                (1) a bank meeting the qualifications described in clause (b) above, or

                (2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

            (d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
Act)); and

            (e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that:

                (1) the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), and

                (2) such obligations mature within 180 days of the date of acquisition thereof.

         "Trust Preferred Stock" means $100,000,000 of 9% trust preferred securities of Sovereign Capital Trust I Due April 1, 2027, $50,000,000 of 9.875% trust preferred securities of ML Capital Trust I Due March 1, 2027, and $287,500,000 of 7.50% trust preferred securities issued by Sovereign Capital Trust II due January 15, 2030.

         "Unrestricted Affiliate" means a Person (other than a Subsidiary or Unrestricted Subsidiary of the Company) controlled (as defined in the definition of "Affiliate") by the Company, in which no Affiliate of the Company (other than
(x) the Company, (y) a Wholly Owned Subsidiary of the Company and (z) another Unrestricted Affiliate) has an Investment.

         "Unrestricted Subsidiary" means:

            (a) any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by the Company or any Subsidiary that is designated after November 15, 1999 as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "--Certain Covenants-- Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

            (b) any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by an Unrestricted Subsidiary.

         "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

         "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         "Wholly Owned Subsidiary" means, at any time, a Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Book-Entry System

         The notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee.

         Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the notes represented by such Global Security purchased by such Persons in the Offering. Such accounts shall be designated by the Underwriters. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

         Payment of principal of and interest on notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

         A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated notes only if:

            (a) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act,

            (b) the Company in its discretion at any time determines not to have all the notes represented by such Global Security, or

            (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes represented by such Global Security.

Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global

Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated notes,

            (a) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

            (b) payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registerable, at the office or agency of the Company maintained for such purposes, and

            (c) no service charge will be made for any registration of transfer or exchange of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

         So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for all purposes under the Indenture and the notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the Underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                                  UNDERWRITING

         Subject to the terms and conditions stated in the underwriting agreement dated as of February 9, 2000, Lehman Brothers Inc., acting as underwriter for the offering, has agreed to purchase $175,000 aggregate principal amount of the notes.

         The underwriting agreement provides that the obligation of Lehman Brothers to purchase the notes included in this offering is subject to customary conditions. Lehman Brothers is obligated to purchase all the notes if it purchases any of the notes.

         Lehman Brothers proposes initially to offer part of the notes to the public at the public offering price set forth on the cover page hereof and in part to certain dealers at a price that represents a concession not in excess of
 .25% of the principal amount of the notes. Lehman Brothers may allow and such dealers may reallow, a concession not in excess of .12% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by Lehman Brothers.

         In connection with the offering made hereby, Lehman Brothers may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by Lehman Brothers in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes, and short positions created by Lehman Brothers involve the sale by Lehman Brothers of a greater aggregate principal amount of notes than they are required to purchase from Sovereign. Lehman Brothers also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the notes sold in the offering may be reclaimed by Lehman Brothers if such notes are repurchased by Lehman Brothers in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

         The notes are a new issue of securities with no established trading market. We have been advised by Lehman Brothers that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. The notes will not be listed on any securities exchange.

         We have agreed to indemnify Lehman Brothers against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. We have agreed, during the period ending 60 days from the date of this prospectus supplement, not to issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any debt securities (except for the notes) with substantially similar terms to the notes. This will not prevent us from replacing our existing secured senior credit facility with another secured senior credit facility.

                                  LEGAL MATTERS

         Certain legal matters will be passed upon for us by Stevens & Lee, P.C., Reading and Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom, LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements of Sovereign Bancorp, at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in Sovereign Bancorp's Annual Report on Form 10-K for the year ended December 31, 1999, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the year 1997, is based in part on the reports of KPMG LLP with respect to ML Bancorp, Inc., Arthur Andersen LLP with respect to First Home Bancorp Inc. and PriceWaterhouseCoopers LLP with respect to Carnegie Bancorp, Inc., independent auditors. The consolidated financial statements referred to above are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

PROSPECTUS


                                 $2,000,000,000


                                [GRAPHIC OMITTED]


May Offer --

                                 Common Stock
                             Common Stock Warrants
                                Preferred Stock
                           Preferred Stock Warrants
                               Depositary Shares
                                Debt Securities
                                 Debt Warrants
                           Stock Purchase Contracts
                             Stock Purchase Units
                               ----------------
                                  The Trusts
May Offer --
                          Trust Preferred Securities
                               ----------------
     Sovereign Bancorp and, in the case of the trust preferred securities, the applicable Trust, will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.


   Sovereign Bancorp or the Trusts may use this prospectus to offer up to
                               $2,000,000,000 of securities.


   Sovereign Bancorp common stock is quoted on the Nasdaq National Market under the symbol "SVRN".
                               ----------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
                               ----------------
September 30, 1999

                              PROSPECTUS SUMMARY

     This summary provides a brief overview of the key aspects of Sovereign Bancorp and the Trusts (collectively, the "Registrants") and all material terms of the offered securities that are known as of the date of this prospectus. For more complete information on Sovereign Bancorp, Sovereign Bank and the Trusts and a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

   o this prospectus, which explains the general terms of the securities that Sovereign Bancorp and the Trusts may offer;

   o the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

   o the documents referred to in "Where You Can Find More Information" for information about Sovereign Bancorp, including its financial statements.


                            SOVEREIGN BANCORP, INC.

     Sovereign Bancorp is a Pennsylvania business corporation and the holding company for Sovereign Bank, a federal savings bank. As of June 30, 1999, Sovereign Bancorp had total consolidated assets, deposits and shareholders' equity of approximately $24.6 billion, $12.2 billion and $1.4 billion, respectively.

     Sovereign Bancorp conducts its operations principally through its subsidiary, Sovereign Bank. Sovereign Bank's primary business consists of attracting deposits from its network of approximately 305 community banking offices, and originating commercial and asset-based loans, consumer and residential mortgage loans and home equity lines of credit in the communities served by those offices. Sovereign Bank's mortgage banking division also originates loans through, provides financing to, and acquires loans from, mortgage companies and other originators of loans across the nation. Sovereign Bank's vehicle finance division provides direct and indirect automobile loans and commercial loans (primarily dealer floor planning) in New England, as well as in New York, Pennsylvania, New Jersey and Delaware. Most of Sovereign Bank's community banking offices are located in north central and eastern Pennsylvania, New Jersey and northern Delaware. In terms of assets, Sovereign Bancorp is the third largest bank or thrift holding company headquartered in Pennsylvania, and one of the 50 largest in the United States.

     Sovereign Bancorp's principal executive offices are located at 2000 Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is (215) 557-4630.


                  THE SECURITIES SOVEREIGN BANCORP MAY OFFER

   Sovereign Bancorp may use this prospectus to offer up to $2,000,000,000 of:


     o common stock;

     o common stock warrants;

     o preferred stock;

     o preferred stock warrants;

     o depositary shares;

     o debt securities;

     o debt warrants;

     o stock purchase contracts; and

     o stock purchase units.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.


                                  THE TRUSTS

     Each Trust is a statutory business trust formed under Delaware law pursuant to a separate Declaration of Trust (a "Declaration") executed by Sovereign Bancorp, as sponsor for such Trust, and the trustees of such Trust and the filing of a Certificate of Trust with the Delaware Secretary of State.

     Unless an accompanying prospectus supplement provides otherwise, each Trust exists for the sole purposes of:

     o issuing the trust preferred securities;

     o investing the gross proceeds of the sale of the trust preferred securities in a specific series of subordinated debt securities; and

     o engaging in only those other activities necessary or incidental thereto.


     All of the trust common securities will be owned by Sovereign Bancorp. The trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and continuance of an event of default under the applicable Declaration, the rights of the holders of the applicable trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable trust preferred securities.

     Sovereign Bancorp will acquire trust common securities having an aggregate liquidation amount equal to a minimum of 3% of the total capital of each Trust. Each Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable Declaration. Each Trust's business and affairs will be conducted by the trustees. The holder of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of each Trust. The duties and obligations of the Trustees shall be governed by the Declaration of such Trust. At least one of the trustees of each Trust will be a person who is an employee or officer of or who is affiliated with Sovereign Bancorp (a "Regular Trustee"). One trustee of each Trust will be a financial institution that is not affiliated with Sovereign Bancorp, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939 (the "Trust Indenture Act"), as amended, pursuant to the terms set forth in a prospectus supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each Trust will be a legal entity having a principal place of business in, or being an individual resident of, the State of Delaware. Sovereign Bancorp will pay all fees and expenses related to each Trust and the offering of the trust preferred securities. Unless otherwise set forth in the prospectus supplement, the Property Trustee will be The Bank of New York, and the Delaware trustee will be The Bank of New York, Delaware. The office of the Delaware trustee in the State of Delaware is White Clay Center, Newark, Delaware 19711. The principal place of business of each Trust is 103 Foulk Road, Suite 200, Wilmington, Delaware 19803.


                      THE SECURITIES THE TRUSTS MAY OFFER

     Each Trust may use this prospectus to offer up to $2,000,000,000 of trust preferred securities.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of the trust preferred securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, the Registrants have filed a joint registration statement (No. 333-86961) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     Sovereign Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Sovereign Bancorp files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows Sovereign Bancorp to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that Sovereign Bancorp files later with the SEC will automatically update and supersede, as relevant, information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Sovereign Bancorp incorporates by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date Sovereign Bancorp stops offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents:

   o Amended Annual Report on Form 10-K for the year ended December 31, 1998, filed with the SEC on June 1, 1999;

   o Amended Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the SEC on June 1, 1999;

   o Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the SEC on August 16, 1999; and

   o Current Reports on Form 8-K, filed with the SEC on March 19, 1999, April 16, 1999 and September 10, 1999 (as amended by Form 8-K/A filed September 23, 1999).

   o Registration Statement on Form 8-A, filed with the SEC August 14, 1989, pursuant to which Sovereign Bancorp registered certain stock purchase rights under the Exchange Act, and any amendments or reports filed for the purpose of updating such Registration Statement.

     You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning Sovereign Bancorp at the following address:

                           Investor Relations Office
                            Sovereign Bancorp, Inc.
                           1130 Berkshire Boulevard
                        Wyomissing, Pennsylvania 19610
                                (610) 320-8498

                            -----------------------

     No separate financial statements of the Trusts have been included or incorporated by reference herein. Neither the Trusts nor Sovereign Bancorp considers such financial statements material to holders of trust preferred securities because:

   o all of the voting securities of each Trust will be owned, directly or indirectly, by Sovereign Bancorp, a reporting company under the Exchange Act;

   o no Trust has independent operations, but rather each exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Trust and investing the proceeds thereof in debt securities; and

   o the obligations of the Trusts under the trust preferred securities are fully and unconditionally guaranteed by Sovereign Bancorp to the extent set forth herein.

See "The Trusts" and "Description of Trust Preferred Securities and Trust Guarantees -- Trust Guarantees."

     You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. Neither Sovereign Bancorp nor the Trusts have authorized anyone to provide you with different information. Sovereign Bancorp and the Trusts are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.


                          FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus, the attached prospectus supplement and the documents incorporated by reference are forward-looking statements.

     These forward-looking statements include statements with respect to the Registrants' beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including:

   o statements relating to Sovereign Bancorp's goals with respect to growth in earnings per share, return on equity, return on assets, overhead efficiency ratio, tier 1 leverage ratio, annualized net charge-offs, dividend pay-out ratio, and fee income as a percentage of total revenue; and

   o statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions.

     These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which are beyond the Registrants' control). The following factors, among others, could cause Sovereign Bancorp's financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements:

   o the strength of the United States economy in general and the strength of the local economies in which Sovereign Bancorp conducts operations;

   o the effects of trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

   o inflation, interest rate, market and monetary fluctuations;

   o the timely development of competitive new products and services by Sovereign Bancorp and the acceptance of those products and services by customers;

   o the willingness of customers to substitute competitors' products and services for Sovereign Bancorp's products and services and vice versa;

   o Sovereign Bancorp's success in gaining regulatory approval of products and services, when required;

   o the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

   o technological changes;


   o changes in consumer spending and savings habits;


   o the impact of Sovereign Bancorp's pending and completed acquisitions, including Sovereign Bancorp's success in fully realizing or realizing within the expected time frame expected cost savings and/or revenue enhancements from such pending or completed acquisitions;


   o unanticipated regulatory or judicial proceedings;


   o unanticipated results of Sovereign Bancorp's efforts to be Year 2000 compliant; and


   o our success at managing the risks involved in the foregoing.


If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, then Sovereign Bancorp's actual results, performance or achievements in 1999 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.


     The Registrants caution that the foregoing list of important factors is not exclusive, and neither such list nor any such forward-looking statement takes into account the impact that any future acquisition may have on us and any such forward-looking statement. The Registrants do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Registrants.


                                USE OF PROCEEDS


     Except as otherwise described in any prospectus supplement, Sovereign Bancorp will use the net proceeds from the sale of the offered securities for general corporate purposes, which may include working capital, capital expenditures, repayment of existing indebtedness, financing possible future acquisitions and providing advances to or investments in Sovereign Bank. The amounts and timing of our application of the proceeds will depend upon many factors, including the funding requirements of Sovereign Bank, the availability of other funds, and the existence of acquisition opportunities. Pending these uses, Sovereign Bancorp expects to invest the net proceeds in short-term, interest-bearing securities.


                    OUR RATIO OF EARNINGS TO FIXED CHARGES


     We computed our ratio of earnings to fixed charges by dividing earnings by fixed charges on a consolidated basis. We computed our ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings.

                                                 Six Months
                                                                                   Year Ended December 31,
                                                   Ended        --------------------------------------------------------------
                                               June 30, 1999       1998         1997         1996         1995         1994
                                              ---------------   ----------   ----------   ----------   ----------   ----------
Ratio of Earnings to Fixed Charges
   Excluding interest on deposits .........        1.57x           1.48x        1.44x        1.49x        1.89x        2.16x
   Including interest on deposits .........        1.31x           1.24x        1.22x        1.22x        1.29x        1.40x
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividends(1)
   Excluding interest on deposits .........        1.57x           1.47x        1.41x        1.44x        1.81x        2.16x
   Including interest on deposits .........        1.31x           1.24x        1.21x        1.20x        1.27x        1.40x


------------
(1) On May 15, 1998, we redeemed all outstanding shares of our 61/4% Cumulative Convertible Preferred Stock, Series B at a redemption price of $52.188 per share. Substantially all holders of the Series B Preferred Stock converted their shares of preferred stock to shares of our common stock.

                          DESCRIPTION OF COMMON STOCK

     Sovereign Bancorp may issue, either separately or together with other securities, shares of common stock. Under its articles of incorporation, Sovereign Bancorp is authorized to issue up to 400,000,000 shares of common stock. Upon receipt by Sovereign Bancorp of the full specified purchase price therefor, the common stock will be fully paid and nonassessable. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See "Description of Capital Securities" below.


                        DESCRIPTION OF PREFERRED STOCK

     The following briefly summarizes the material terms of Sovereign Bancorp's preferred stock, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by Sovereign Bancorp which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of Sovereign Bancorp's articles of incorporation and the statement with respect to shares relating to each particular series of preferred stock, for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.


General

     Under Sovereign Bancorp's articles of incorporation, the board of directors of Sovereign Bancorp is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

     o the number of shares to be included in the series;


     o the designation, powers, preferences and rights of the shares of the series; and


     o the qualifications, limitations or restrictions of such series, except as otherwise stated in the articles of incorporation.


     Prior to the issuance of any series of preferred stock, the board of directors of Sovereign Bancorp will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a statement with respect to shares as an amendment to the articles of incorporation. The term "board of directors of Sovereign Bancorp" includes any duly authorized committee.


     The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Sovereign Bancorp and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Sovereign Bancorp may have the effect of rendering more difficult or discouraging an acquisition of Sovereign Bancorp deemed undesirable by the board of directors of Sovereign Bancorp.


     The preferred stock will be, when issued, fully paid and nonassessable. Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire more stock of Sovereign Bancorp.


     The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank


     Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.


Dividends


     Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by the board of directors of Sovereign Bancorp out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Sovereign Bancorp or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.


     Sovereign Bancorp may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:


   o all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or


   o the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.


     Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.


     Similarly, Sovereign Bancorp may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Sovereign Bancorp ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:


     o all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or


     o the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.


Conversion and Exchange


     The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Sovereign Bancorp's common stock.


Redemption


     If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Sovereign Bancorp or the holder thereof, or may be mandatorily redeemed.


     Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.


     Unless Sovereign Bancorp defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of Sovereign Bancorp, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

     If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Sovereign Bancorp on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Sovereign Bancorp after they have received their full liquidation preference.


Voting Rights

     The holders of shares of preferred stock will have no voting rights, except:

     o as otherwise stated in the prospectus supplement;

     o as otherwise stated in the statement with respect to shares establishing such series; or

     o as required by applicable law.


                       DESCRIPTION OF DEPOSITARY SHARES


     The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Sovereign Bancorp and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.


General


     Sovereign Bancorp may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Sovereign Bancorp will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.


     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Sovereign Bancorp and a bank or trust company selected by Sovereign Bancorp having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.


     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions


     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.


     The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of Sovereign Bancorp, sell such property and distribute the net proceeds from such sale to such holders.


Redemption of Preferred Stock


     If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.


     Whenever Sovereign Bancorp redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.


Voting Deposited Preferred Stock


     Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.


     Sovereign Bancorp will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such preferred stock.


Amendment and Termination of the Deposit Agreement


     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Sovereign Bancorp and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:


     o all outstanding depositary shares have been redeemed; or


     o a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Sovereign Bancorp.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

     Sovereign Bancorp will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Sovereign Bancorp also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

     Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.


Resignation and Removal of Depositary

     The preferred stock depositary may resign at any time by delivering to Sovereign Bancorp notice of its intent to do so, and Sovereign Bancorp may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.


Miscellaneous

     The preferred stock depositary will forward all reports and communications from Sovereign Bancorp which are delivered to the preferred stock depositary and which Sovereign Bancorp is required to furnish to the holders of the deposited preferred stock.

     Neither the preferred stock depositary nor Sovereign Bancorp will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Sovereign Bancorp and the preferred stock depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Sovereign Bancorp and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                        DESCRIPTION OF DEBT SECURITIES

     The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture and supplemental indentures, if any, including the defined terms, for the provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Sovereign Bancorp or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.


General

     The debt securities offered by this prospectus will be secured or unsecured obligations of Sovereign Bancorp, and will be either senior debt, subordinated debt, or junior subordinated debt. Senior debt will be issued under a senior indenture. Subordinated debt will be issued under a subordinated indenture. Junior subordinated debt will be issued under a junior subordinated indenture. The senior indenture, the subordinated indenture, and the junior subordinated indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Except as specified in "Senior Debt," "Subordination," the fifth following paragraph, or otherwise below and in any applicable prospectus supplement, any junior subordinated debt will be subject to the same terms and conditions as subordinated debt and will be issued under a junior subordinated indenture filed as an exhibit to this Registration Statement. Unless the context provides otherwise, references to the subordinated indenture shall also be deemed to be references to the junior subordinated indenture. The indentures have been filed with the Securities and Exchange Commission and are incorporated by reference in, or have been filed with, the Registration Statement of which this prospectus forms a part.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the indentures will be Harris Trust and Savings Bank.

     None of the indentures limits the total principal amount of debt securities that may be issued, and the indentures provide that debt securities of any series may be issued up to the total principal amount which may be authorized from time to time by Sovereign Bancorp. Except as may be set forth in a prospectus supplement, neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which may be issued by Sovereign Bancorp or any of its affiliates.

     Because Sovereign Bancorp is a holding company, the claims of creditors of Sovereign Bancorp's subsidiaries, including Sovereign Bank, will have a priority over Sovereign Bancorp's rights as a shareholder of Sovereign Bank, and also over the rights of Sovereign Bancorp's creditors, including the holders of Sovereign Bancorp's debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation or recapitalization, except to the extent that Sovereign Bancorp may itself be a creditor with recognized claims against the subsidiary. In addition, there are certain regulatory limitations on the payment of dividends and on loans and other transfers to Sovereign Bancorp by its banking subsidiaries.

     The amount of debt securities offered by this prospectus will be limited to the amounts described on the cover of this prospectus. The indentures provide that senior, subordinated or junior subordinated debt securities of Sovereign Bancorp may be issued in one or more series with different terms, in each case as authorized from time to time by Sovereign Bancorp. (Section 301)

     The senior securities may be unsecured or secured by assets of Sovereign Bancorp, including the stock of Sovereign Bank owned by Sovereign Bancorp, and, except as may be set forth in a prospectus supplement, will rank on an equal basis with other unsecured senior debt of Sovereign. The subordinated securities and junior subordinated securities will be unsecured and, except as may be set forth in a prospectus supplement, will rank on an equal basis with other subordinated debt or junior subordinated debt, respectively, of

Sovereign Bancorp and, together with such other subordinated debt or junior subordinated debt, will be subordinate and junior in right of payment to the prior payment in full of the senior debt (which in the case of the junior subordinated debt will also include subordinated debt) of Sovereign Bancorp as described below under "Subordination."

     The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

   o the designation and any limit on the total principal amount of such debt securities;

   o the price (expressed as a percentage of the total principal amount) at which such debt securities will be issued;

   o the date or dates on which such debt securities will mature or method by which such dates can be determined;

   o the currency or currencies in which such debt securities are being sold and are denominated and the circumstances, if any, under which any debt securities may be payable in a currency other than the currency in which such debt securities are denominated, and if so, the exchange rate, the exchange rate agent and, if the holder of any such debt securities may elect the currency in which payments are to be made, the manner of such election;

   o the denomination in which any debt securities which are registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any debt securities which are bearer securities will be issuable, if other than the denomination of $5,000;

   o the rate or rates (which may be fixed or variable) at which such debt securities will bear interest, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity;

   o the date from which interest on such debt securities will accrue, the dates on which such interest will be payable or method by which such dates can be determined, the date on which payment of such interest will commence and the circumstances, if any, in which Sovereign Bancorp may defer interest payments;

   o the dates on which, and the price or prices at which, such debt securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or mandatory repayment provisions, be redeemed or repaid and the other terms and provisions of any such optional redemption or mandatory repayment;

   o any terms by which such debt securities may be convertible into common stock (see "Description of Common Stock"), preferred stock (see "Description of Preferred Stock"), or any other capital securities (see "Description of Capital Securities") of Sovereign Bancorp and, in case of debt securities convertible into preferred stock, the terms of such preferred stock;

   o any terms by which the principal of such debt securities will be exchangeable for capital securities and any terms creating a fund (the "securities fund") pursuant to which the proceeds of sales of capital securities may be designated on the books of Sovereign Bancorp for the payment of any of the principal of such debt securities;

   o whether such debt securities are to be issuable as bearer securities and/or registered securities and, if issuable as bearer securities, the terms upon which any bearer securities may be exchanged for registered securities;

   o whether such debt securities are to be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

   o if a temporary global debt security is to be issued with respect to such series, the extent to which, and the manner in which, any interest payable on an interest payment date prior to the issuance of a permanent global security or definitive bearer securities will be credited to the accounts of the persons entitled to interest on the interest payment date;

   o if a temporary global security is to be issued with respect to such series, the terms upon which interests in such temporary global security may be exchanged for interests in a permanent global security or for definitive debt securities of the series and the terms upon which interests in a permanent global security, if any, may be exchanged for definitive debt securities of the series;

   o any additional restrictive covenants included for the benefit of holders of such debt securities;

   o any additional events of default provided with respect to such debt securities;

   o information with respect to book-entry procedures, if any;

   o whether the debt securities will be repayable at the option of the holder in the event of a change in control of Sovereign Bancorp;

   o any other terms of the debt securities not inconsistent with the provisions of the applicable indenture;

   o the terms of any securities being offered together with or separately from the debt securities;

   o if such debt securities are original issue discount securities, the accreted or notational value thereof (or method of determining such amount) upon acceleration of maturity;

   o any guarantees issued with respect to such debt securities; and

   o any security interests or other liens granted to secure such debt securities.

     Such prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities and certain United States federal income tax consequences and other special considerations applicable to such series of debt securities. If a debt security is denominated in a foreign currency, such debt security may not trade on a U.S. national securities exchange unless and until the SEC has approved appropriate rule changes pursuant to the Act to accommodate the trading of such debt security.


Form, Exchange, Registration and Transfer

     Debt securities of a series may be issuable in definitive form solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless otherwise indicated in the prospectus supplement, bearer securities other than bearer securities in temporary or permanent global form will have interest coupons attached. (Section 201) Each indenture also provides that bearer securities or registered securities of a series may be issuable in permanent global form. (Section 203) See "Permanent Global Securities."

     Registered securities of any series will be exchangeable for other registered securities of the same series of authorized denominations and of a like total principal amount, tenor and terms. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the applicable indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into registered securities of the same series of any authorized denominations and of a like aggregate principal amount, tenor and terms. Bearer securities surrendered in exchange for registered securities between the close of business on a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities. (Section 305) Each bearer security, other than a temporary global bearer security, and each interest coupon will bear an appropriate legend as will be specified in an applicable prospectus supplement.

     Debt securities may be presented for exchange as provided above, and registered securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the security registrar or at the office of any transfer agent designated by Sovereign Bancorp for such purpose with respect to such series of debt securities, without service charge and upon payment of any taxes and other governmental charges. (Section 305) If the applicable prospectus supplement refers to any transfer agent (in addition to the security registrar) initially designated by Sovereign Bancorp with respect to any series of debt securities, Sovereign Bancorp may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or security registrar) acts, except that, if debt securities of a series are issuable solely as registered securities, Sovereign Bancorp will be required to maintain a transfer agent in each place of payment for such series and, if debt securities of a series are issuable as bearer securities, Sovereign Bancorp must maintain (in addition to the security registrar) a transfer agent in a place of payment for such series located outside the United States. Sovereign Bancorp may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)

     Sovereign Bancorp shall not be required:

   o to issue, register the transfer of or exchange debt securities of any particular series to be redeemed or exchanged for capital securities for a period of fifteen days preceding the first publication of the relevant notice of redemption or, if registered securities are outstanding and there is no publication, the mailing of the relevant notice of redemption;


   o to register the transfer of or exchange any registered security so selected for redemption or exchange in whole or in part, except the unredeemed or unexchanged portion of any registered security being redeemed or exchanged in part; or

   o to exchange any bearer security so selected for redemption or exchange except that such a bearer security may be exchanged for a registered security of like tenor and terms of that series, provided that such registered security shall be surrendered for redemption or exchange. (Section 305)

     Additional information regarding restrictions on the issuance, exchange and transfer of, and special United States federal income tax considerations relating to bearer securities will be set forth in the applicable prospectus supplement.


Temporary Global Securities

     If so specified in the applicable prospectus supplement, all or any portion of the debt securities of a series which are issuable as bearer securities will initially be represented by one or more temporary global securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Corporation of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel S.A. ("Cedel") for credit to designated accounts. On and after the date determined as provided in any such temporary global security and described in the applicable prospectus supplement, but within a reasonable time, each such temporary global security will be exchangeable for definitive bearer securities, definitive registered securities or all or a portion of a permanent global bearer security, or any combination thereof, as specified in the prospectus supplement. No definitive bearer security or permanent global bearer security delivered in exchange for a portion of a temporary global security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

     Additional information regarding restrictions on and special United States federal income tax consequences relating to temporary global securities will be set forth in the applicable prospectus supplement.


Permanent Global Securities

     If any debt securities of a series are issuable in permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global security may exchange their interests for debt securities of such series and of like tenor and principal amount of any authorized form and denomination. Principal of and any premium and interest on a permanent global security will be payable in the manner described in the applicable prospectus supplement.


Payments and Paying Agents

     Unless otherwise indicated in the applicable prospectus supplement:

   o payments of principal of and premium, if any, and interest, if any, on bearer securities will be payable in the currency designated in the prospectus supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as Sovereign Bancorp may appoint from time to time;

   o such payments may be made, at the option of the holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States; and

   o payment of interest on bearer securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date to a paying agent outside the United States. (Section 1001)

     No payment with respect to any bearer security will be made at any office or paying agency maintained by Sovereign Bancorp in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest, if any, on bearer securities denominated and payable in U.S. dollars will be made in U.S. dollars at an office or agency of, and designated by, Sovereign Bancorp located in the United States, if payment of the full amount thereof in U.S. dollars at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and the trustee receives an opinion of counsel that such payment within the United States is legal. (Section 1002)

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, and interest, if any, on a registered security will be payable in the currency designated in the prospectus supplement, and interest will be payable at the office of such paying agent or paying agents as Sovereign Bancorp may appoint from time to time, except that, at the option of Sovereign Bancorp, payment of any interest may be made by a check in such currency mailed to the holder at the holder's registered address or by wire transfer to an account in such currency designated by the holder in writing not less than ten days prior to the date of payment. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on a registered security will be made to the person in whose name such registered security is registered at the close of business on the regular record date for such payments. (Section 307) Unless otherwise indicated in the applicable prospectus supplement, principal payable at maturity will be paid to the registered holder upon surrender of the registered security at the office of a duly appointed paying agent.

     The paying agents outside the United States initially appointed by Sovereign Bancorp for a series of debt securities will be named in the applicable prospectus supplement. Sovereign Bancorp may terminate the appointment of any of the paying agents from time to time, except that Sovereign Bancorp will maintain at least one paying agent outside the United States so long as any bearer securities are outstanding where bearer securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of debt securities is listed on the stock exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, Sovereign Bancorp will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of debt securities. (Section 1002)

     All moneys paid by Sovereign Bancorp to a paying agent for the payment of principal of or premium, if any, or interest, if any, on any debt security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, at request of Sovereign Bancorp, be repaid to Sovereign Bancorp, and the holder of such debt security or any coupon will thereafter look only to Sovereign Bancorp for payment. (Section 1003)


Covenants Contained in Indentures

     The indentures provide that Sovereign Bancorp will not:

   o sell, transfer, or otherwise dispose of any shares of voting stock of Sovereign Bank or permit Sovereign Bank to issue, sell, or otherwise dispose of any shares of its voting stock unless Sovereign Bancorp retains direct ownership of at least 80% of the voting stock;

   o permit Sovereign Bank to merge or consolidate unless Sovereign Bancorp directly owns at least 80% of the voting stock of the surviving entity; or


   o convey or transfer its properties and assets substantially as an entirety to any other entity unless Sovereign Bancorp directly owns at least 80% of the voting stock of the entity. (Section 1005)

     With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indentures, these requirements may be modified so as to reduce the required percentage of ownership from 80% to a majority. (Section 902)

     The senior indenture provides that Sovereign Bancorp will not create, assume, incur, or suffer to exist, as security for indebtedness for borrowed money, any mortgage, pledge, encumbrance or lien or charge of any kind upon more than 20% of the voting stock of Sovereign Bank (other than directors' qualifying shares) without effectively providing that each series of senior securities be secured equally and ratably with (or prior to) such indebtedness. (Section 1004 of the senior indenture) The subordinated indenture and junior subordinated indenture do not contain a similar covenant.

     Sovereign Bancorp is not restricted by the indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on its property (other than, in the case of the senior indentures, on the voting stock of Sovereign Bank as described above) for any purposes or from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The indentures do not require the maintenance of any financial ratios or specific levels of net worth or liquidity. In addition, the indentures do not contain any provision which would require Sovereign Bancorp to repurchase, redeem or otherwise modify the terms of any of its debt securities upon a change in control or other events involving Sovereign Bancorp which may adversely affect the creditworthiness of the debt securities.

     The above covenants may be modified by, or additional covenants may be provided for in, a supplemental indenture, as will be further described in an applicable prospectus supplement.


Modification and Waiver

     Except as to the above, and certain other modifications and amendments not adverse to holders of debt securities, modifications and amendments of and waivers of compliance with certain restrictive provisions under each indenture may be made only with the consent of the holders of not less than 662/3% in principal amount of the outstanding debt securities of each series affected by such modification, amendment or waiver.

     No such modification or amendment may, without the consent of the holder of each security so affected:

   o change the stated maturity of the principal or any installment of principal or any installment of interest, if any;

   o reduce the amount of principal or interest payable on the debt security, or any premium payable upon its redemption or repayment or, in the case of an original issue discount security the amount of principal payable upon the acceleration of its maturity;

   o change the place of payment or the currency in which principal or interest is payable, if any;

   o impair the right of any holders to sue for the enforcement of any payment of the principal, premium, if any, and interest, if any, or adversely affect the holder's right of repayment, if any, at the option of the holder;

   o reduce the percentage in principal amount of outstanding debt securities of any series, whose holders must consent for modification or amendment of the applicable indenture, or for waiver of compliance with certain provisions of the applicable indenture, or for waiver of certain defaults;


   o reduce the requirements contained in the applicable indenture for quorum or voting;

   o in the case of debt securities exchangeable for capital securities, impair any right to the delivery of capital securities in exchange for such debt securities or the right to sue for the enforcement of any such delivery or, in the case of debt securities convertible into common stock or preferred shares, impair any right to convert such debt securities; or

   o modify any of the above provisions. (Section 902)

     Each indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder if debt securities of that series are issuable in whole or in part as bearer securities. (Section 1601) A meeting may be called at any time by the trustee for such debt securities, or upon the request of Sovereign Bancorp or the holders of at least 10% in principal amount of the outstanding debt securities of such series, upon notice given in accordance with the applicable indenture. (Section 1602)

     Except as limited by the preceding paragraph:

   o any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series;

   o any resolution with respect to any consent or waiver which may be given only by the holders of not less than 662/3% in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 662/3% in principal amount of such outstanding debt securities of that series; and

   o any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. (Section 1604)

     Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series and the related coupons issued under that indenture. The quorum at any meeting of holders of a series of debt securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series.

     If any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than 662/3% in principal amount of the outstanding debt securities of a series, the persons holding or representing 662/3% in principal amount of the outstanding debt securities of such series issued under that indenture will constitute a quorum. (Section
1604)


Events of Default

     Unless otherwise provided in the applicable prospectus supplement, any series of senior securities issued under the senior indenture will provide that the following shall constitute events of default with respect to such series:

   o default in payment of principal of or premium, if any, on any senior security of such series when due;

   o default for 30 days in payment of interest, if any, on any senior security of such series or related coupon, if any, when due;

   o default in the deposit of any sinking fund payment on any senior security of such series when due;

   o default in the performance of any other covenant in such indenture, continued for 90 days after written notice of the default by the trustee thereunder or by the holders of at least 25% in principal amount of the outstanding senior securities of such series issued under that indenture; and

   o certain events of bankruptcy, insolvency or reorganization of Sovereign Bancorp or Sovereign Bank. (Section 501 of the senior indenture)


     Unless otherwise provided in the applicable prospectus supplement, any series of subordinated securities issued under the subordinated indenture will provide that the only event of default will be certain events of bankruptcy of Sovereign Bancorp. (Section 501 of the subordinated indenture) Unless specifically stated in the applicable prospectus supplement for a particular series of subordinated securities, there is no right of acceleration of the payment of principal of the subordinated securities upon a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant or agreement in the subordinated securities or subordinated indenture. In the event of a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant (including, if applicable, any covenant to deliver any capital securities required to be delivered or any covenant to sell capital securities in a secondary offering) or agreement in the subordinated securities or subordinated indenture, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of such principal, premium, if any, or interest, if any, or to obtain the performance of such covenant or agreement or any other proper remedy, including, in the case of the failure to deliver capital securities, a proceeding to collect money equal to the principal amount of any subordinated securities for which capital securities were to be exchanged. (Section 503 of the subordinated indenture)


     Sovereign Bancorp is required to file with each trustee annually an officers' certificate as to the absence of certain defaults under the terms of the indentures. (Section 1007 of the senior indenture, Section 1004 of the subordinated indenture) Each indenture provides that if an event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series issued under that indenture may declare the principal of all such debt securities (or in the case of original issue discount series, such portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable. (Section 502) In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of any such series and any related coupons, waive any past default or event of default except a default in payment of the principal of or premium, if any, on any of the debt securities of such series and in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series or coupons affected. (Section 513)


     Each indenture contains a provision entitling the trustee, subject to the duty during default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series or any related coupons before proceeding to exercise any right or power under such indenture at the request of such holders. (Section 603) Each indenture provides that no holder of any debt securities of any series or any related coupons may institute any proceeding, judicial or otherwise, to enforce such indenture except in the case of failure of the trustee, for 60 days, to act after it is given notice of default, a request to enforce such indenture by the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series, and an offer of indemnity reasonable to the trustee. (Section 507) This provision will not prevent any holder of debt securities or any related coupons from enforcing payment of the principal, premium, if any, and interest, if any, at their respective due dates. (Section 508) The holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under an indenture may direct the time, method and place of conducting any proceedings for any remedy available to the trustee for such debt securities or exercising any trust or power conferred on it with respect to the debt securities of such series. However, such trustee may refuse to follow any direction that conflicts with law or the indenture under which it serves or which would be unjustly prejudicial to holders not joining the proceeding. (Section 512)


     Each indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series of debt securities known to it, give to the holders of debt securities of such series notice of such default if not cured or waived. Except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any debt securities of such series or any related coupons, or in the payment of any sinking fund installment with respect to debt securities of such series, or in the exchange of capital securities for debt securities of such series, the trustee for such debt securities shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holders of such debt securities. (Section 602)


Defeasance


     Sovereign Bancorp may terminate certain of its obligations under each indenture with respect to the debt securities of any series, including its obligations to comply with the covenants described under the heading

"Covenants Contained in Indentures" above, on the terms and subject to the conditions contained in the indentures, by depositing in trust with the trustee money and/or, to the extent such debt securities are denominated and payable in U.S. dollars only, eligible instruments which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal and premium, if any, and interest, if any, on such debt securities, and any mandatory sinking fund, repayment or analogous payments on the securities, on the scheduled due dates for payment. Such deposit and termination is conditioned upon Sovereign Bancorp's delivery of an opinion of counsel that the holders of such debt securities will have no federal income tax consequences as a result of such deposit and termination. Such termination will not relieve Sovereign Bancorp of its obligation to pay when due the principal of or interest on such debt securities if such debt securities of such series are not paid from the money or eligible instruments held by the trustee for the payment thereof. (Section 401) This is called "covenant defeasance." The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting such defeasance with respect to the debt securities of a particular series.


Senior Debt

     Except as may be described in an applicable prospectus supplement, senior debt is any obligation of Sovereign Bancorp to its creditors, now outstanding or subsequently incurred, other than:

   o any obligation as to which the instrument creating or evidencing it or pursuant to which it is outstanding provides that such obligation is not senior debt;

   o obligations evidenced by debt securities issued under the subordinated indenture (Section 101 of the subordinated indenture) (except in the case of the junior subordinated indenture (section 101 of the junior subordinated indenture)); and

   o obligations evidenced by debt securities issued under the junior subordinated indenture.


Subordination

     The subordinated securities or the junior subordinated securities, as applicable, shall be subordinate and junior in right of payment, to the extent set forth in the subordinated indenture or the junior subordinated indenture, as applicable, to all senior debt (as such term is defined above) of Sovereign Bancorp. In the event that Sovereign Bancorp shall default in the payment of any principal, premium, if any, or interest, if any, on any senior debt when it becomes due and payable, whether at maturity, or at a date fixed for prepayment, or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made for principal, premium, if any, or interest, if any, on the subordinated securities or the junior subordinated securities, as applicable, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the subordinated securities or the junior subordinated securities, as applicable. (Section 1801 of the subordinated indenture or the junior subordinated indenture, as applicable) A series of subordinated debt securities may be issued that is subordinate to the senior debt, but is senior as to right of payment to some or all other series of subordinated or junior subordinated debt securities.


     In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Sovereign Bancorp, its creditors or its property, any proceeding for the liquidation, dissolution or other winding up of Sovereign Bancorp, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, any assignment by Sovereign Bancorp for the benefit of creditors, or any other marshaling of the assets of Sovereign Bancorp, all senior debt (including any interest accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the principal or interest on the subordinated securities or the junior subordinated securities, as applicable. In such event, any payment or distribution on account of the principal of or interest on the subordinated securities or the junior subordinated securities, as applicable, whether in cash, securities or other property (other than securities of Sovereign Bancorp or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or the junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding, and to any securities issued under any such plan of reorganization or adjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated securities shall be paid or delivered directly to the holders of senior debt in accordance with the priorities then existing among such holders until all senior debt (including any interest accruing after the commencement of any such proceedings) shall have been paid in full. (Section 1801 of the subordinated indenture or the junior subordinated indenture, as applicable).

     In the event of any such proceeding, after payment in full of all sums owing with respect to senior debt, the holders of subordinated securities or junior subordinated securities, as applicable, together with the holders of any obligations of Sovereign Bancorp ranking on an equal basis with the subordinated securities or junior subordinated securities, as applicable, shall be entitled to be repaid from the remaining assets of Sovereign Bancorp the amounts at the time due and owing on account of unpaid principal, premium, if any, and interest, if any, on the subordinated securities or junior subordinated securities, as applicable and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of Sovereign Bancorp ranking junior to the subordinated securities or junior subordinated securities, as applicable, and such other obligations. If any payment or distribution on account of the principal of or interest on the subordinated securities or junior subordinated securities, as applicable, of any character or any security, whether in cash, securities or other property (other than securities of Sovereign Bancorp or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding and to any securities issued under any such plan of reorganization or readjustment) shall be received by any holder of any subordinated securities or junior subordinated securities, as applicable in contravention of any of these terms and before all the senior debt shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the senior debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all such senior debt in full. (Section 1801 of the subordinated indenture or junior subordinated indenture, as applicable) By reason of such subordination, in the event of the insolvency of Sovereign Bancorp, holders of senior debt may receive more, ratably, and holders of the subordinated securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of Sovereign Bancorp. Such subordination will not prevent the occurrence of any event of default in respect of the subordinated securities.

     The subordinated indenture or junior subordinated indenture, as applicable, may be modified or amended as provided under "Modification and Waiver" above, provided that no such modification or amendment may, without the consent of the holders of all senior debt outstanding, modify any of the provisions of the subordinated indenture or junior subordinated indenture, as applicable, relating to the subordination of the subordinated securities or the junior subordinated securities and any related coupons in a manner adverse to such holders. (Section 902 of the subordinated indenture or junior subordinated indenture, as applicable)


Conversion of Convertible Debt Securities

     The holders of debt securities of a specified series that are convertible into common stock or preferred stock of Sovereign Bancorp ("convertible debt securities") will be entitled at certain times specified in the applicable prospectus supplement, subject to prior redemption, repayment or repurchase, to convert any convertible debt securities of such series (in denominations set forth in the applicable prospectus supplement) into common stock or preferred stock, as the case may be, at the conversion price set forth in the applicable prospectus supplement, subject to adjustment as described below and in the applicable prospectus supplement. Except as described below and as may be described in the applicable prospectus supplement, no adjustment will be made on conversion of any convertible debt securities for interest accrued thereon or for dividends on any common stock or preferred stock issued. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) If any convertible debt securities not called for redemption are converted between a regular record date for the payment of interest and the next succeeding interest payment date, such convertible debt securities must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) Sovereign Bancorp is not required to issue fractional shares of common stock upon conversion of convertible debt securities that are convertible into common stock and, in lieu thereof, will pay a cash adjustment based upon the closing price (as defined in the indenture) of the common stock on the last business day prior to the date of conversion. (Section 1804 of the senior indenture, Section 1904 of the subordinated indenture) In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the redemption date. (Section 1802 of the senior indenture, Section 1902 of the subordinated indenture)

     Unless otherwise indicated in the applicable prospectus supplement, the conversion price for convertible debt securities that are convertible into common stock is subject to adjustment under formulas set forth in the applicable indenture in certain events, including:

     o the issuance of Sovereign Bancorp's capital stock as a dividend or distribution on the common stock;

     o subdivisions and combinations of the common stock;

     o the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the indenture); and

     o the distribution to all holders of common stock of evidences of indebtedness or assets of Sovereign Bancorp (excluding certain cash dividends and distributions described in the next paragraph) or rights or warrants (excluding those referred to above). (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture)

     In the event that Sovereign Bancorp shall distribute any rights or warrants to acquire capital stock ("capital stock rights") pursuant to which separate certificates representing such capital stock rights will be distributed subsequent to the initial distribution of such capital stock rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of convertible debt securities), such subsequent distribution shall be deemed to be the distribution of such capital stock rights. Sovereign Bancorp may, in lieu of making any adjustment in the conversion price upon a distribution of separate certificates representing such capital stock rights, make proper provision so that each holder of such a convertible debt security who converts it (or any portion of it) before the record date for such distribution of separate certificates shall be entitled to receive upon such conversion shares of common stock issued with capital stock rights. If converted after such record date and prior to the expiration, redemption or termination of such capital stock rights, the holder shall be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, the same number of such capital stock rights as would a holder of the number of shares of common stock that such convertible debt security so converted would have entitled its holder to acquire in accordance with the terms and provisions applicable to the capital stock rights if such convertible debt security were converted immediately prior to the record date for such distribution. Common stock owned by or held for the account of Sovereign Bancorp or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

     No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect, provided, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment. Any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Sovereign Bancorp reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as Sovereign Bancorp in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by Sovereign Bancorp to its stockholders shall not be taxable. (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture) Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or securities carrying the right to purchase any of the foregoing.

     In the case of a reclassification or change of the common stock, a consolidation or merger involving Sovereign Bancorp, or a sale or conveyance to another corporation of the property and assets of Sovereign Bancorp as an entirety or substantially as an entirety, in each case as a result of which holders of common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the convertible debt securities then outstanding that are convertible into common stock will be entitled thereafter to convert such convertible debt securities into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such convertible debt securities been converted into common stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. (Section 1807 of the senior indenture, Section 1907 of the subordinated indenture)

     In the event of a taxable distribution to holders of common stock (or other transaction) which results in any adjustment of the conversion price of convertible debt securities that are convertible into common stock, the holders of such convertible debt securities may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock or such convertible debt securities.


Exchange for Capital Securities

     To the extent set forth in a prospectus supplement, a specified series of debt securities may be mandatorily exchangeable for capital securities as described under "Description of Capital Securities" below.


Information Concerning the Trustees

     The trustee serves as trustee under indentures for other debt of Sovereign Bancorp and as rights agent under Sovereign Bancorp's rights agreement, described in "Description of Capital Securities -- Shareholder Rights Plan," below.

     The trustee may, from time to time make loans to Sovereign Bancorp and perform other services for Sovereign Bancorp in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify debt holders to this effect and any debt holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                            DESCRIPTION OF WARRANTS

     Sovereign Bancorp may issue warrants for the purchase of common stock, preferred stock and debt securities. Warrants may be issued separately or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Sovereign Bancorp and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as an agent of Sovereign Bancorp in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. Copies of the forms of warrant agreements, including the forms of warrant certificates representing the warrants, are or will be filed as exhibits to the Registration Statement. The following summaries of certain provisions of the forms of warrant agreements and warrant certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreements and the warrant certificates.


General


     If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including, in the case of warrants for the purchase of debt securities, the following where applicable:


     o the offering price;


     o the currencies in which the price for such warrants may be payable;


     o the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of such warrants;


     o the designation and terms of any series of debt securities or preferred stock with which the warrants are being offered and the number of warrants being offered with each such share of common stock or preferred stock, or debt security;


     o if applicable, the date on and after which such warrants and the related common stock or series of debt securities or preferred stock will be transferable separately;


     o the principal amount and series of debt securities purchasable upon exercise of each such warrant and the price at which and currencies in which such principal amount of debt securities of such series may be purchased upon such exercise;


     o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;


     o whether the warrants will be issued in registered or bearer form;


     o if applicable, a discussion of certain United States federal income tax, accounting and other special considerations, procedures and limitations; and


     o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.


     In the case of warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:


     o the offering price;


     o the aggregate number of shares purchasable upon exercise of such warrants and, in the case of warrants for preferred stock, the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such warrants;

     o if applicable, the designation and terms of the series of common stock, debt securities or preferred stock with which such warrants are being offered and the number of such warrants being offered with each share of common stock or preferred stock or debt security;

     o if applicable, the date on and after which such warrants and the related common stock or preferred stock or series of debt securities will be transferable separately;

     o the number of shares of common stock or preferred stock purchasable upon exercise of each such warrant and the price at which such number of shares of common stock or preferred stock may be purchased upon such exercise;

     o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     o United States federal income tax consequences; and

     o any other terms of such warrants. Warrants for the purchase of preferred stock or common stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of such warrants will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.


Exercise of Warrants

     Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or shares of common stock or preferred stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by Sovereign Bancorp), unexercised warrants will become void.

     Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, Sovereign Bancorp will, as soon as practicable, issue and deliver the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.


Amendments and Supplements to Warrant Agreements

     The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.


Common Stock Warrant Adjustments

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant are subject to adjustment in certain events, including:

     o the issuance of common stock as a dividend or distribution on the common stock;

     o subdivisions and combinations of the common stock;

     o the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price ("Capital Stock Rights");

     o the distribution to all holders of common stock of evidences of indebtedness or assets of Sovereign Bancorp (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

     Sovereign Bancorp may, in lieu of making any adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant, make proper provision so that each holder of such common stock warrant who exercises such common stock warrant (or any portion thereof):

   o before the record date for such distribution of separate certificates, shall be entitled to receive upon such exercise shares of common stock issued with Capital Stock Rights; and

   o after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights, shall be entitled to receive upon such exercise in addition to the shares of common stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of common stock that such common stock warrants so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such common stock warrant was exercised immediately prior to the record date for such distribution.

     Common stock owned by or held for the account of Sovereign Bancorp or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

     No adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions of cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

     In the case of a reclassification or change of the common stock, a consolidation or merger involving Sovereign Bancorp or sale or conveyance to another corporation of the property and assets of Sovereign Bancorp as an entirety or substantially as an entirety, in each case as a result of which holders of Sovereign Bancorp's common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the common stock warrants then outstanding will be entitled thereafter to convert such common stock warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such common stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

               STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     Sovereign Bancorp may issue stock purchase contracts, including contracts obligating holders to purchase from Sovereign Bancorp, and Sovereign Bancorp to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. Sovereign Bancorp may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of Sovereign Bancorp common stock, preferred stock or fractions thereof or a debt security or a debt obligation of Sovereign Bancorp or a third party, including a U.S. Treasury security. Sovereign Bancorp's common stock, preferred stock or debt securities or the debt obligation of a third party may serve as collateral to secure the holders' obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require Sovereign Bancorp to make periodic payments to the holders of stock purchase contracts. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.


                       DESCRIPTION OF CAPITAL SECURITIES

     The authorized capital stock of Sovereign Bancorp consists of 400,000,000 shares of common stock, no par value, and 7,500,000 shares of authorized preferred stock. As of August 31, 1999, there were 180,864,626 shares of Sovereign Bancorp common stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock of Sovereign Bancorp authorized, issued or outstanding. Sovereign Bancorp has no options, warrants, or other rights authorized, issued or outstanding, other than as described herein under "Shareholder Rights Plan" and options granted under Sovereign Bancorp's stock option plans or in connection with pending acquisitions by Sovereign Bancorp.


Common Stock

     The holders of Sovereign Bancorp common stock share ratably in dividends when and if declared by the Sovereign Bancorp Board of Directors from legally available funds. Declaration and payment of cash dividends by Sovereign Bancorp depends upon dividend payments by Sovereign Bank, which are Sovereign Bancorp's primary source of revenue and cash flow. Sovereign Bancorp is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Sovereign Bancorp, and consequently the right of creditors and shareholders of Sovereign Bancorp, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sovereign Bancorp in its capacity as a creditor may be recognized.

     Prior to the issuance of any Sovereign Bancorp preferred stock which possesses voting rights (see "Preferred Stock" below), the holders of shares of Sovereign Bancorp common stock will possess exclusive voting rights in Sovereign Bancorp. Each holder of shares of Sovereign Bancorp common stock has one vote for each share held on matters upon which shareholders have the right to vote. Sovereign Bancorp shareholders cannot cumulate votes in the election of directors.

     The holders of Sovereign Bancorp common stock have no preemptive rights to acquire any additional shares of Sovereign Bancorp. In addition, Sovereign Bancorp common stock is not subject to redemption.


     Sovereign Bancorp's articles of incorporation authorize the Sovereign Bancorp Board of Directors to issue authorized shares of Sovereign Bancorp common stock without shareholder approval. Sovereign Bancorp common stock is included for quotation on the Nasdaq National Market. As a result, in order to maintain such inclusion, approval of Sovereign Bancorp's shareholders is required for the issuance of additional shares of Sovereign Bancorp common stock or securities convertible into Sovereign Bancorp common stock if the issuance of such securities:


     o relates to acquisition of a company and the securities to be issued will have 20% or more of the voting power outstanding before the issuance;

     o relates to acquisition of a company in which a director, officer or substantial shareholder of Sovereign Bancorp has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more;

     o relates to a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Sovereign Bancorp common stock or 20% or more of the voting power outstanding before issuance; or

     o would result in a change in control of Sovereign Bancorp.

     Under Nasdaq National Market rules, shareholders must also approve a stock option or purchase plan applicable to officers and directors other than a broadly-based plan in which other security holders of Sovereign Bancorp or employees of Sovereign Bancorp participate.

     In the event of liquidation, dissolution or winding-up of Sovereign Bancorp, whether voluntary or involuntary, holders of Sovereign Bancorp common stock share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Sovereign Bancorp preferred stock.


Preferred Stock

     Sovereign Bancorp's Board of Directors is authorized to approve the issuance of Sovereign Bancorp preferred stock, without any required approval of shareholders. Sovereign Bancorp's Board determines the rights, qualifications, restrictions, and limitations on each series of Sovereign Bancorp preferred stock at the time of issuance. These rights may include rights to participating dividends, voting and convertibility into shares of Sovereign Bancorp common stock. Shares of Sovereign Bancorp preferred stock may have dividend, redemption, voting, and liquidation rights taking priority over Sovereign Bancorp common stock, and may be convertible into Sovereign Bancorp common stock.


Shareholder Rights Plan

     Sovereign Bancorp maintains a shareholder rights plan designed to protect shareholders from attempts to acquire control of Sovereign Bancorp at an inadequate price. Under the shareholder rights plan, each outstanding share of Sovereign Bancorp common stock has attached to it one right to purchase one-hundredth of a share of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

     A holder can exercise the rights to purchase shares of the junior participating preferred stock if a person, group, or other entity acquires or commences a tender offer or an exchange offer for 9.9% or more of total voting power. A holder can also exercise if Sovereign Bancorp's board of directors declares a person or group who has become a beneficial owner of at least 4.9% of Sovereign Bancorp common stock or total voting power an "adverse person," as defined in the rights plan.

     After the rights become exercisable the rights (other than rights held by a 9.9% beneficial owner or an "adverse person") generally will entitle the holders to purchase either Sovereign Bancorp common stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

     Sovereign Bancorp can generally redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 9.9% position has been acquired. At any time prior to the date the rights become nonredeemable, the Sovereign Bancorp board of directors can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

Special Charter and Pennsylvania Corporate Law Provisions

     Sovereign Bancorp's articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign Bancorp stock, a proxy contest for control of Sovereign Bancorp, the assumption of control of Sovereign Bancorp by a holder of a large block of Sovereign Bancorp stock and the removal of Sovereign Bancorp's management. These provisions:


   o empower the Sovereign Bancorp board of directors, without shareholder approval, to issue Sovereign Bancorp preferred stock the terms of which, including voting power, are set by the Sovereign Bancorp board of directors;

   o divide the Sovereign Bancorp board of directors into three classes serving staggered three-year terms;

   o restrict the ability of shareholders to remove directors;

   o require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Sovereign Bancorp's voting power, if the transaction is not approved, in advance, by the Sovereign Bancorp board of directors;

   o prohibit shareholders' actions without a meeting;

   o require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Sovereign Bancorp's articles of incorporation;

   o require any person who acquires stock of Sovereign Bancorp with voting power of 25% or more to offer to purchase for cash all remaining shares of Sovereign Bancorp voting stock at the highest price paid by such person for shares of Sovereign Bancorp voting stock during the preceding year;

   o eliminate cumulative voting in elections of directors;

   o require an affirmative vote of at least two-thirds of Sovereign Bancorp's total voting power in order for shareholders to repeal or amend Sovereign Bancorp's bylaws;

   o require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

   o provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 662/3% or more of Sovereign Bancorp's outstanding voting stock cannot constitute a majority of the members of Sovereign Bancorp's board of directors.


     The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to Sovereign Bancorp which may have the effect of impeding a change in control of Sovereign Bancorp. These provisions, among other things:


   o require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and

   o prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.


     In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law of 1988. To the extent applicable to Sovereign Bancorp at the present time, this legislation generally:


   o expands the factors and groups (including shareholders) which the Sovereign Bancorp board of directors can consider in determining whether a certain action is in the best interests of the corporation;

   o provides that the Sovereign Bancorp board of directors need not consider the interests of any particular group as dominant or controlling;

   o provides that Sovereign Bancorp's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

   o provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

   o provides that the fiduciary duty of Sovereign Bancorp's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The 1990 amendments to the Pennsylvania Business Corporation Law of 1988 explicitly provide that the fiduciary duty of directors does not require directors to:

   o redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

   o render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

   o act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

     One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Sovereign Bancorp board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania Business Corporation Law of 1988 grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     Sovereign Bancorp opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the "disgorgement" statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The "control share acquisition" statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 331/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of Sovereign Bancorp's optout from coverage by these statutes, neither the "disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of Sovereign Bancorp, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. Sovereign Bancorp can reverse this action, and thereby cause the "disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of Sovereign Bancorp, by means of an amendment to Sovereign Bancorp's bylaws, which could be adopted by the Board of Directors, without shareholder approval.

        DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES


Trust Preferred Securities

     The Declaration pursuant to which each Trust is organized will be replaced by an Amended and Restated Declaration of Trust (the "Amended Declaration") which will authorize the trustees (the "Trustees") of such trust to issue on behalf of such Trust one series of trust preferred securities and one series of trust common securities (together, the "Trust Securities"). The trust preferred securities will be issued to the public pursuant to the Registration Statement of which this prospectus forms a part, and the trust common securities will be issued directly or indirectly to Sovereign Bancorp.

     The trust preferred securities will have such terms, including dividends, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the applicable Declaration or made part of such Declaration by the Trust Indenture Act. Reference is made to the applicable prospectus supplement relating to the trust preferred securities of such Trust for specific terms, including:

   o the distinctive designation of trust preferred securities;

   o the number of trust preferred securities issued by such Trust;

   o the annual dividend rate (or method of determining such rate) for trust preferred securities issued by such Trust and the date or dates upon which such dividends shall be payable;

   o whether dividends on trust preferred securities issued by such Trust shall be cumulative, and, in the case of trust preferred securities having such cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on trust preferred securities issued by such Trust shall be cumulative;

   o the amount or amounts which shall be paid out of the assets of such Trust to the holder of trust preferred securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust;

   o the terms and conditions, if any, under which trust preferred securities of such Trust may be converted into shares of capital stock of Sovereign Bancorp, including the conversion price per share and the circumstances, if any, under which any such conversion right shall expire;

   o the terms and conditions, if any, upon which the related series of the applicable debt securities may be distributed to holders of trust preferred securities of such Trust;

   o the obligation, if any, of such Trust to purchase or redeem trust preferred securities issued by such Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities issued by such Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

   o the voting rights, if any, of trust preferred securities issued by such Trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by such Trust, as a condition to specified action or amendments to the Declaration of such Trust; and

   o any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by such Trust consistent with the Declaration of such Trust or with applicable law.

     Pursuant to each Declaration, the Property Trustee will own the debt securities purchased by the applicable Trust for the benefit of the holders of the trust preferred securities. The payment of dividends out of money held by the Trusts, and payments upon redemption of trust preferred securities or liquidation of any Trust, will be guaranteed by Sovereign Bancorp to the extent described under "-- Trust Guarantees."

     Certain federal income tax considerations applicable to an investment in trust preferred securities will be described in the prospectus supplement relating thereto.

     In connection with the issuance of trust preferred securities, each Trust will also issue one series of trust common securities. Each Amended Declaration will authorize the Regular Trustee of a Trust to issue on behalf of such Trust one series of trust common securities having such terms, including dividends, conversion, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. Except as otherwise provided in the prospectus supplement relating to the trust preferred securities, the terms of the trust common securities issued by such Trust will be substantially identical to the terms of the trust preferred securities issued by such Trust, and the trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the applicable Declaration, the rights of the holders of the trust common securities to payment in respect of dividends and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the trust common securities will also carry the right to vote and appoint, remove or replace any of the Trustees of the related Trust which issued such trust common securities. All of the trust common securities of each Trust will be directly or indirectly owned by Sovereign Bancorp.

     The Property Trustee and its affiliates may provide customary commercial banking services to Sovereign Bancorp and certain of its subsidiaries and may participate in various financing agreements of Sovereign Bancorp in the ordinary course of their business.


Trust Guarantees

     Set forth below is a summary of information concerning the trust guarantees which will be executed and delivered by Sovereign Bancorp, from time to time, for the benefit of the holders of trust preferred securities. The accompanying prospectus supplement will describe any significant differences between the actual terms of the trust guarantees and the summary below. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the trust guarantee, which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part.

     General. Sovereign Bancorp will irrevocably and unconditionally agree, to the extent set forth in the trust guarantees, to pay in full, to the holders of trust preferred securities of each series, the Trust Guarantee Payments (as defined below) (except to the extent paid by such Trust), as and when due, regardless of any defense, right of set-off, or counterclaim which such Trust may have or assert. The following payments with respect to any series of trust preferred securities to the extent not paid by the applicable Trust (the "Trust Guarantee Payments") will be subject to the trust guarantees (without duplication):

   o any accrued and unpaid dividends which are required to be paid on the trust preferred securities of such series, to the extent such Trust shall have funds legally available therefor;

   o the redemption price, including all accrued and unpaid dividends (the "Redemption Price"), payable out of funds legally available therefor, with respect to any trust preferred securities called for redemption by such Trust; and

   o upon a liquidation of such Trust (other than in connection with the distribution of debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities issued by such Trust), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid dividends on the trust preferred securities of such series to the date of payment and (b) the amount of assets of such Trust remaining available for distribution to holders of trust preferred securities of such series in liquidation of such Trust.

     Sovereign Bancorp's obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by Sovereign Bancorp to the holders of trust preferred securities or by causing the applicable Trust to pay such amounts to such holders.

     Covenants of Sovereign Bancorp. In each trust guarantee, except as may be provided in an applicable prospectus supplement, Sovereign Bancorp will covenant that, so long as any trust preferred securities issued by the applicable Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such trust guarantee or the Declaration of such Trust, then:


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

   o Sovereign Bancorp shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its common stock other than:


   o purchases or acquisitions of shares of common stock in connection with the satisfaction by Sovereign Bancorp of its obligations under any employee benefit plan;


   o as a result of a reclassification of Sovereign Bancorp common stock or the exchange or conversion of one class or series of Sovereign Bancorp's common stock for another class or series of Sovereign Bancorp's common stock;


   o the purchase of fractional interests in shares of Sovereign Bancorp's common stock pursuant to the conversion or exchange provisions of such common stock of Sovereign Bancorp or the security being converted or exchanged; or


   o purchases or acquisitions of shares of common stock to be used in connection with acquisitions of common stock by shareholders pursuant to Sovereign Bancorp's dividend reinvestment plan, or make any guarantee payments with respect to the foregoing; and


   o Sovereign Bancorp shall not make any payment of principal or premium, if any, on or repurchase any debt securities (including guarantees), other than at stated maturity issued by Sovereign Bancorp which rank on a parity with or junior to such debt securities.


     Amendment and Assignment. Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities of any series (in which case no vote will be required), each trust guarantee with respect to any series of trust preferred securities may be changed only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding trust preferred securities of such series. The manner of obtaining any such approval of holders of the trust preferred securities of each series will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in each trust guarantee shall bind the successors, assigns, receivers, trustees and representatives of Sovereign Bancorp and shall inure to the benefit of the holders of the applicable series of trust preferred securities then outstanding.


     Termination of the Trust Guarantees. Each trust guarantee will terminate as to the trust preferred securities issued by the applicable Trust:


   o upon full payment of the Redemption Price of all trust preferred securities of such Trust;


   o upon distribution of the applicable debt securities held by such Trust to the holders of the trust preferred securities of such Trust; or


   o upon full payment of the amounts payable in accordance with the Declaration upon liquidation of such Trust. Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable Trust must return payment of any sums paid under such trust preferred securities or such trust guarantee.


     The subordination provisions of the applicable debt securities and the trust guarantees, respectively, may provide that in the event payment is made on debt securities or the trust guarantees in contravention of such provisions, such payments will be paid over to the holders of senior debt.


     Ranking of the Trust Guarantees. Unless otherwise specified in a prospectus supplement, each trust guarantee will constitute an unsecured obligation of Sovereign Bancorp and will rank:


   o subordinate and junior in right of payment to all other liabilities of Sovereign Bancorp;


   o on a parity with the most senior preferred or preference stock, if any, hereafter issued by Sovereign Bancorp and with any guarantee hereafter entered into by Sovereign Bancorp in respect of any preferred or preference stock or interests of any affiliate of Sovereign Bancorp; and


     o senior to Sovereign Bancorp's common stock.

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

     Each Declaration will provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable trust guarantee.

     Each trust guarantee will constitute a guarantee of payment and not of collection. The trust guarantees will be deposited with the Property Trustee to be held for the benefit of any series of trust preferred securities. The Property Trustee will have the right to enforce the trust guarantees on behalf of the holders of any series of trust preferred securities. The holders of not less than 10% in aggregate liquidation preference of a series of trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the trust guarantee applicable to such series of trust preferred securities, including the giving of directions to the Property Trustee. If the Property Trustee fails to enforce a trust guarantee as above provided, any holder of trust preferred securities of a series to which such trust guarantee pertains may institute a legal proceeding directly against Sovereign to enforce its rights under such trust guarantee, without first instituting a legal proceeding against the applicable Trust, or any other person or entity. Each trust guarantee will not be discharged except by payment of the Trust Guarantee Payments in full to the extent not paid by the applicable Trust, and by complete performance of all obligations under such trust guarantee.

     Governing Law. Each trust guarantee will be governed by and construed in accordance with the laws of the State of New York.


                          CERTAIN TAX CONSIDERATIONS

     The applicable prospectus supplement with respect to each type of security issued under this registration statement may contain a discussion of certain tax consequences of an investment in the securities offered thereby.


                             PLAN OF DISTRIBUTION

     Sovereign Bancorp or the Trusts may offer the offered securities in one or more of the following ways from time to time:

     o to or through underwriters or dealers;

     o by itself directly;

     o through agents; or

     o through a combination of any of these methods of sale.

     The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

     o the name or names of any underwriters, dealers or agents;

     o the purchase price of the offered securities and the proceeds to Sovereign Bancorp or the Trusts from such sale;

     o any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     o the initial public offering price;

     o any discounts or concessions to be allowed or reallowed or paid to dealers; and

     o any securities exchanges on which such offered securities may be listed.


     Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

   o A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

   o A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

   o A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected through the Nasdaq National Market system, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

     If dealers are utilized in the sale of offered securities, Sovereign Bancorp or the Trusts will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

     Offered securities may be sold directly by Sovereign Bancorp or the Trusts to one or more institutional purchasers, or through agents designated by Sovereign Bancorp or the Trusts from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Sovereign Bancorp to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, Sovereign Bancorp or the Trusts will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Sovereign Bancorp or the Trusts at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters, dealers and agents may be entitled, under agreements with Sovereign Bancorp, to indemnification by Sovereign Bancorp relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Sovereign Bancorp and affiliates of Sovereign Bancorp in the ordinary course of business.

     Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

                             ERISA CONSIDERATIONS

     Sovereign Bancorp has a subsidiary, Manchester Trust Bank, that provides services to several employee benefit plans. Although the majority of these plans are employee-directed 401(k) plans, Sovereign Bancorp and any direct or indirect subsidiary of Sovereign Bancorp may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, relating to some of these employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan to which Sovereign Bancorp or any direct or indirect subsidiary of Sovereign Bancorp is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption issued by the U.S. Department of Labor. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.


                                 LEGAL MATTERS

     Stevens & Lee, P.C., Philadelphia, Pennsylvania, will act as legal counsel to Sovereign Bancorp and will pass upon the validity of any securities offered by this prospectus and any applicable prospectus supplement. Joseph E. Lewis, a director of Sovereign Bank, is a principal of the firm of Stevens & Lee. Stevens & Lee and its attorneys own an aggregate of approximately 300,000 shares of Sovereign Bancorp common stock, including shares issuable upon the exercise of options issued to Mr. Lewis in his capacity as director of Sovereign Bank. Counsel identified in the applicable prospectus supplement will act as legal counsel to the underwriters.


                                    EXPERTS

     The consolidated financial statements of Sovereign Bancorp, at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in Sovereign Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years 1997 and 1996, is based in part on the reports of KPMG LLP with respect to ML Bancorp, Inc., First State Financial Services, Inc. and Bankers Corp., Arthur Andersen LLP with respect to First Home Bancorp Inc. and PriceWaterhouseCoopers LLP with respect to Carnegie Bancorp, Inc., independent auditors. The consolidated financial statements referred to above are in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

[GRAPHIC OMITTED]

                                  $175,000,000

                                [GRAPHIC OMITTED]

                             SOVEREIGN BANCORP, INC.

                          8 5/8% Senior Notes due 2004














                             -----------------------

                              PROSPECTUS SUPPLEMENT

                                February 9, 2001

                 (including Prospectus dated September 30, 1999)

                            ------------------------













                                 LEHMAN BROTHERS